Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268616

PROSPECTUS SUPPLEMENT NO. 15

(to Prospectus dated May 4, 2024)

MSP RECOVERY, INC.

5,638,092 Shares of Class A Common Stock

This prospectus supplement no. 15 amends and supplements the prospectus dated May 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-268616). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the period ending September 30, 2024, filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2024 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 5,638,092 shares of our Class A Common Stock, par value $0.0001 per share, held by the Selling Securityholders (the “Total Resale Shares”), including up to 2,666,667 shares of our Class A Common Stock issuable upon exercise of the Class A Common Stock Underlying Warrant (the “CPIA Warrant”) pursuant to an Amendment to the Claim Proceeds Investment Agreement (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Brickell Key Investments LP (the “CPIA Holder”). As the exercise price of the CPIA Warrant is only $0.0025 per share, should the CPIA Holder exercise the CPIA Warrant, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW.” On November 13, 2024, the closing price of Common Stock was $0.0978 per share, the closing price of our Public Warrants was $0.10 per warrant and the closing price of our New Warrants was $0.0024 per warrant.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, filed with the SEC on April 15, 2024.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 001-39445

MSP Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-4117825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3150 SW 38th Avenue, Suite 1100 Miami, Florida	33146
(Address of principal executive offices)	(Zip Code)
2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134
(Former name, former address and former fiscal year, if changed since last report)

Registrant’s telephone number, including area code: (305) 614-2222

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market
Redeemable warrants, each lot of 25 warrants is exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market
Redeemable warrants, each lot of 25 warrants is exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 8, 2024, the registrant had 39,990,424 shares of Class A Common Stock, $0.0001 par value per share, and 124,067,498 shares of Class V Common Stock, $0.0001 par value per share, outstanding.

DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” and “LifeWallet” refer to MSP Recovery, Inc. d/b/a LifeWallet. As used in this Quarterly Report on Form 10-Q, unless otherwise noted or the context otherwise requires, the terms below are defined as follows:

“2023 Form 10-K” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on April 15, 2024;

“Algorithm” refers to a set of instructions that perform a particular action. Our team of data scientists and medical professionals create proprietary instruction sets, or “Algorithms,” to identify recovery opportunities within our Assignors’ data sets. Our proprietary Algorithms incorporate various data points within our Assignors’ data sets, which may include, but are not limited to, medical coding classification systems such as diagnosis codes (e.g., ICD-8/ICD-9/ICD-10 codes), procedure codes (e.g., CPT codes), and drug codes (e.g., NDC codes); non-medical data such as demographics and date ranges; and data from public sources such as crash reports, offense incident reports, and other reports that provide details as to an occurrence. These Algorithms are then applied to aggregated Assignor data sets, filtering through the billions of lines of data provided by our Assignors to identify recovery opportunities consistent with a given Algorithm’s criteria. Identified potential recoveries are then further quality reviewed by our medical team;

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company;

“Assignor” means a healthcare payer, provider, or other entity that irrevocably assigned Claims to the Company or a subsidiary thereof;

“ASC” means Accounting Standards Codification;

“Billed Amount” (a/k/a the charged amount or retail price) is the full commercial value of services billed by the provider, or the full charge that the provider would ordinarily bill for the service provided. The Billed Amount for a specific procedure code is based on the provider and may vary from location to location. Where a Billed Amount is not provided in the data received from the Assignor, the Company uses Paid Amount or paid adjusted values, where available, to extrapolate an approximate Billed Amount value. Where we have to extrapolate a Billed Amount to establish damages, the calculated amount may be contested by opposing parties.

“Board of Directors” or “Board” means the board of directors of the Company;

“Business Combination” means the transactions consummated on May 23, 2022, pursuant to the MIPA (as defined below), as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“CCRA” means Claims Cost Recovery Agreement; those agreements pursuant to which Claims are irrevocably assigned to the Company or affiliated entities;

“CF” means CF Principal Investments LLC, an affiliate of Cantor Fitzgerald, L.P.;

“Charter” means the Company’s Second Amended and Restated Certificate of Incorporation dated May 23, 2022, as amended on October 12, 2023;

“Claim” means the right, title to, and/or interest in, any and all claims or potential claims, including all related reimbursement and recovery rights, which the Company has, may have had, or may have in the future assigned to it (whether or not asserted), including all rights to causes of action and remedies against any third-party, whether a primary payer or responsible party, at law or in equity. The term “Claim” typically includes but is not limited to: (i) claims arising under consumer protection statutes and laws; (ii) claims arising under the Medicare and Medicare Advantage secondary payer statutes, whether based in contract, tort, statutory right, or otherwise, in connection with the payment to provide healthcare services or supplies; (iii) claims arising under any state statutes and common laws, irrespective of the rights that are conferred to the Company through assignment or otherwise; and (iv) all right, title, and interest to any recovery rights that may exist for any potential cause of action where a responsible party or primary payer is liable, even where it has not been established because liability is not yet proven as of the date that the Claim is identified or discovered, together with all receivables, general intangibles, payment intangibles, and other rights to payment now existing or hereafter arising and all products and proceeds of the foregoing;

“Class A Common Stock” means the shares of the Company’s Class A common stock, par value $0.0001 per share, traded on the Nasdaq Global Market under symbol “LIFW,” as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Class B Unit” means the non-voting economic Class B Units of Opco, as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Class V Common Stock” means the shares of the Company’s Class V common stock, par value $0.0001 per share, as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Closing” means the closing of the Business Combination, as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Closing Date” means May 23, 2022, the closing date of the Business Combination, as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Common Stock” means shares of the Company’s Class A Common Stock and Class V Common Stock;

“Company” means MSP Recovery, Inc. d/b/a LifeWallet, a Delaware corporation;

“CPIA Warrant” means that warrant agreement dated September 30, 2022, whereby the Company granted to Brickell Key Investments, LP the right to purchase 2,666,667 shares of Class A Common Stock for the purchase price of $0.0025 per share;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Existing Warrant Agreement” means the Warrant Agreement dated as of August 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company;

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis;

“HMO” means health maintenance organization;

“Hazel” means Hazel Holdings I LLC, a Delaware limited liability company, together with its affiliates;

“HPH” means Hazel Partners Holdings, LLC, a Delaware limited liability company;

“Law Firm” means La Ley con John H. Ruiz P.A. d/b/a MSP Recovery Law Firm and MSP Law Firm PLLC, which are owned by the Company’s Chairman of the Board and Chief Executive Officer, John H. Ruiz;

“Legacy MSP” means MSP Recovery as it was organized in 2014 as a Medicaid and Medicare Secondary Pay Act recovery specialist;

“LCAP” means Lionheart Acquisition Corporation II, the Company prior to the Closing;

“LLC Agreement” means the first amended and restated limited liability company agreement of Opco;

“MAO” means Medicare Advantage organization;

“Members” means members of the MSP Purchased Companies, as defined in the MIPA (as defined below);

“Members’ Representative” means John H. Ruiz, solely in his capacity as the representative of the Members;

“MIPA” means the Membership Interest Purchase Agreement, dated as of July 11, 2021, as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“MSO” means Management Service Organization;

“MSP Act” means Medicare Secondary Payer Act;

“MSP Laws” means the MSP Act and associated federal regulations;

“MSP Principals” means Chairman of the Board and Chief Executive Officer, John H. Ruiz, and the Director and Chief Legal Officer, Frank C. Quesada;

“MSP Recovery” means MSP Recovery, LLC, a Florida limited liability company;

“MSP RH Series 01” means MSP Recovery Holdings Series 01, LLC, a Delaware limited liability company;

“MSP RH Series 01 Recovery Services Agreement” means the Recovery Services Agreement dated as of October 23, 2020, by and between MSP RH Series 01 and MSP Recovery;

“New Warrants” means approximately 1,028 million warrants, each exercisable to purchase 1/25 of one share of Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares), which were issued as a dividend to the holders of record of Class A Common Stock as of the close of business on the date of Closing;

“Nomura” means Nomura Securities International, Inc.;

“Nomura Note” refers to the promissory note issued to Nomura on May 27, 2022, as amended and restated from time to time;

“Opco” means Lionheart II Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company;

“Paid Amount” (a/k/a Medicare Paid Rate or wholesale price) means the amount paid to the provider from the health plan or insurer. This amount varies based on the party making payment. For example, Medicare typically pays a lower fee for service rate than commercial insurers. The Paid Amount is derived from the Claims data we receive from our Assignors. In the limited instances where the data received lacks a paid value, our team calculates the Paid Amount with a formula. The formula used provides rates for outpatient services and is derived from the customary rate at the 95th percentile as it appears from standard industry commercial rates or, where that data is unavailable, the Billed Amount if present in the data. These amounts are then adjusted to account for the customary Medicare adjustment to arrive at the calculated Paid Amount. Management believes that this formula provides a conservative estimate for the Medicare paid amount rate, based on industry studies which show the range of differences between private insurers and Medicare rates for outpatient services. We periodically update this formula to enhance the calculated paid amount where that information is not provided in the data received from our Assignors. Management believes this measure provides a useful baseline for potential recoveries, but it is not a measure of the total amount that may be recovered in respect of potentially recoverable Claims, which in turn may be influenced by any applicable potential statutory recoveries such as double damages or fines, as described below. This calculation accounts for an approximate 6.86% increase in the total Paid Amount. Where we have to extrapolate a Paid Amount to establish damages, the calculated amount may be contested by opposing parties;

“Palantir” means Palantir Technologies, Inc., a Delaware corporation;

“Public Warrants” means warrants exercisable on a cashless basis only to purchase 1/25 of one share of Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares), in accordance with its terms, as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“PVPRC” means the cumulative Paid Amount value of potentially recoverable Claims. We analyze our Claims portfolio and identify potentially recoverable Claims using Algorithms. PVPRC is a measure of the Paid Amount in respect of those potentially recoverable Claims. In the limited instances where the data received from our Assignors lacks a paid value, the adjustment formula described in the definition of Paid Amount is applied and increases PVPRC by approximately 6.33%;

“Recovery Proceeds” means, with respect to any Claim, any and all gross proceeds recovered, including compensation, interest, penalties, and fees which may be paid or payable with respect to such Claim (including any and all cash, securities, instruments or other property which may be paid or issued by defendants or third parties in litigation proceedings in satisfaction of such Claim);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Series” means series of Delaware series limited liability companies, formed pursuant to the Delaware law, that are used by the Company to own and segregate assets, including CCRAs;

“Series MRCS” means Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company;

“Subrogation Holdings” means Subrogation Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company;

“Up-C Unit” means each pair consisting of one share of Class V Common Stock and one Class B Unit, as described in more detail in Note 3, Business Combination, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Virage” means Virage Capital Management LP, a Delaware limited partnership;

“VWAP” is defined as the daily volume-weighted average price of the shares of common stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.;

“VRM” means Virage Recovery Master LP, a Delaware limited partnership and affiliate of Virage;

“VRM MSP” means VRM MSP Recovery Partners LLC, a Delaware limited liability company and joint investment vehicle of VRM, Series MRCS, and MSP Recovery;

“VRM Warrants” refers to those warrant agreements issued pursuant the Virage MTA Amendment (as defined herein), including an initial warrant (the “Initial Virage Warrant”) and monthly warrants (the “Monthly Virage Warrants”), to purchase Class A Common Stock at $0.0001 per share, which expire two years from the date of issuance.

The Initial Virage Warrant, as amended, was issued effective January 1, 2024 in an amount equal to the quotient of 1% of each calendar month end balance of the Unpaid Base Amount (calculated on a cumulative basis) and the VWAP of a share of Class A Common Stock for the five-day period prior to the issuance, beginning with May 24, 2023 and ending December 31, 2023, thus entitling Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026.

The Monthly Virage Warrants may be issued each calendar month, beginning with January 31, 2024 until the obligations to Virage are paid in full, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the VWAP of a share of our Class A Common Stock. Until our obligations to Virage are paid in full, the Company has the option every month to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants;

“Working Capital Credit Facility” means the credit agreement as described in more detail in Note 10, Claims Financing Obligations and Notes Payable, to the condensed consolidated financial statements included elsewhere in this Quarterly Report;

“Yorkville” means YA II PN, Ltd., a Cayman Islands exempt limited partnership fund managed by Yorkville Advisors Global, LP; and

“Yorkville SEPA” means that certain Standby Equity Purchase Agreement by and among the Company and Yorkville, dated November 14, 2023, as amended from time to time.

Unless specified otherwise, amounts in this Quarterly Report are presented in U.S. dollars.

Defined terms in the financial statements contained in this Quarterly Report on Form 10-Q not defined herein adopt the meanings ascribed to them in the financial statements or our 2023 Form 10-K.

Part I – Financial Information

Item 1. Financial Statements

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In thousands, except share and per share data)	2024	2023
ASSETS
Current assets:
Cash	$4,746	$11,633
Accounts receivable	3,100	217
Affiliate receivable (1)	1,222	1,188
Prepaid expenses and other current assets (1)	1,692	8,908
Total current assets	10,760	21,946
Property and equipment, net	4,866	4,911
Intangible assets, net (2)	2,771,969	3,132,796
Right-of-use assets	257	342
Total assets	$2,787,852	$3,159,995

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,767	$6,244
Affiliate payable (1)	20,637	19,822
Commission payable	1,222	821
Derivative liability	110	37
Warrant liability (1)	27,012	268
Guaranty obligation (1)	1,077,070	—
Claims financing obligation and notes payable (1)	43,267	—
Interest payable (1)	11,096	—
Other current liabilities (1)	14,813	19,314
Total current liabilities	1,205,994	46,506
Guaranty obligation (1)	—	941,301
Claims financing obligation and notes payable (1)	588,513	548,276
Lease liabilities	138	235
Loan from related parties (1)	130,328	130,709
Interest payable (1)	12,655	73,839
Other long-term liabilities	3,236	—
Total liabilities	$1,940,864	$1,740,866

Commitments and contingencies (Note 13)

Stockholders’ Equity:
Class A common stock, $0.0001 par value; 5,500,000,000 shares authorized; 30,975,324 and 14,659,794 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	$3	$1
Class V common stock, $0.0001 par value; 3,250,000,000 shares authorized; 124,067,498 and 124,132,398 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	459,748	357,928
Accumulated deficit	(159,416)	(85,551)
Total stockholders’ equity	$300,347	$272,390
Non-controlling interest	546,641	1,146,739
Total equity	$846,988	$1,419,129
Total liabilities and equity	$2,787,852	$3,159,995

(1)
As of September 30, 2024 and December 31, 2023, the total affiliate receivable, affiliate payable, warrant liability, guaranty obligation and loan from related parties balances are with related parties. In addition, the prepaid expenses and other current assets, claims financing obligation and notes payable, other current liabilities, and interest payable include balances with related parties. See Note 15, Related Party Transactions, for further details.
(2)
As of September 30, 2024 and December 31, 2023, intangible assets, net included $2.0 billion and $2.2 billion, respectively, related to a consolidated VIE. See Note 9, Variable Interest Entities, for further details.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2024	2023	2024	2023
Claims recovery income	$3,577	$440	$9,879	$6,479
Claims recovery service income	—	—	—	498
Other	91	—	127	—
Total Revenues	$3,668	$440	$10,006	$6,977

Operating expenses
Cost of revenues (1)	1,671	574	3,453	1,972
Claims amortization expense	121,007	121,008	363,027	355,481
General and administrative (2)	5,329	6,130	17,145	20,691
Professional fees	3,248	2,466	12,030	15,611
Professional fees – legal (3)	2,213	6,871	9,146	25,889
Allowance for credit losses	—	—	—	5,000
Depreciation and amortization	71	85	206	182
Total operating expenses	133,539	137,134	405,007	424,826
Operating Loss	$(129,871)	$(136,694)	$(395,001)	$(417,849)

Interest expense (4)	(106,653)	(88,279)	(306,596)	(204,287)
Other income (expense), net	799	408	1,140	8,697
Change in fair value of warrant and derivative liabilities	45,341	348	121,625	4,247
Net loss before provision for income taxes	$(190,384)	$(224,217)	$(578,832)	$(609,192)

Provision for income tax expense	—	—	—	—
Net loss	$(190,384)	$(224,217)	$(578,832)	$(609,192)

Less: Net loss attributable to non-controlling interests	160,537	204,462	504,967	576,301
Net loss attributable to MSP Recovery, Inc.	$(29,847)	$(19,755)	$(73,865)	$(32,891)

Basic and diluted weighted average shares outstanding, Class A Common Stock	23,764,079	12,703,472	18,586,357	7,097,032
Basic and diluted net loss per share, Class A Common Stock	$(1.26)	$(1.56)	$(3.97)	$(4.63)

(1)
For both the three and nine months ended September 30, 2024, cost of revenue included $1.3 million of related party expenses. For both the three and nine months ended September 30, 2023, cost of revenue included $0.3 million of related party expenses. See Note 15, Related Party Transactions, for further details.
(2)
For the three and nine months ended September 30, 2024, general and administrative expenses included $89.1 thousand and $180.8 thousand of related party expenses, respectively. See Note 15, Related Party Transactions, for further details. No such related party expenses were present for the three and nine months ended September 30, 2023.
(3)
For the three and nine months ended September 30, 2024 and 2023, Professional Fees—legal included $1.7 million and $7.7 million, and $4.6 million and $13.5 million, respectively, of related party expenses related to the Law Firm. See Note 15, Related Party Transactions, for further details.
(4)
For the three and nine months ended September 30, 2024 and 2023, interest expense included $80.8 million and $233.3 million, and $69.1 million and $163.1 million, respectively, related to interest expense due to related parties. See Note 15, Related Party Transactions, for further details.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Changes in Equity

(Unaudited)

Three Months Ended September 30, 2024 and 2023

	Class A Common Stock		Class V Stock
(In thousands except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non- Controlling Interests	Total Equity
Balance at June 30, 2024	18,630,980	$2	124,067,498	$12	$390,756	$(129,569)	$772,804	$1,034,005
Class A Issuances	12,344,344	1	—	—	68,992	—	(65,626)	3,367
Net loss	—	—	—	—	—	(29,847)	(160,537)	(190,384)
Balance at September 30, 2024	30,975,324	$3	124,067,498	$12	$459,748	$(159,416)	$546,641	$846,988

	Class A Common Stock		Class V Stock
(In thousands except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non-Controlling Interests	Total Equity
Balance at June 30, 2023	5,289,434	$—	124,264,645	$12	$176,643	$(42,339)	$1,669,169	$1,803,485
Conversion of Warrants	125	—	—	—	2	—	1	3
Class A Issuances	8,509,671	1	—	—	170,731	—	(106,341)	64,391
Net loss	—	—	—	—	—	(19,755)	(204,462)	(224,217)
Balance at September 30, 2023	13,799,230	$1	124,264,645	$12	$347,376	$(62,094)	$1,358,367	$1,643,662

Nine Months Ended September 30, 2024 and 2023

	Class A Common Stock		Class V Stock
(In thousands except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non-Controlling Interests	Total Equity
Balance at December 31, 2023	14,659,794	$1	124,132,398	$12	$357,928	$(85,551)	$1,146,739	$1,419,129
Class A Issuances	16,315,530	2	(64,900)	—	101,820	—	(95,131)	6,691
Net loss	—	—	—	—	—	(73,865)	(504,967)	(578,832)
Balance at September 30, 2024	30,975,324	$3	124,067,498	$12	$459,748	$(159,416)	$546,641	$846,988

	Class A Common Stock		Class V Stock
(In thousands except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Non-Controlling Interests	Total Equity
Balance at December 31, 2022	2,984,212	$—	125,919,180	$13	$137,069	$(29,203)	$2,077,586	$2,185,465
Conversion of Warrants	9,523	—	—	—	388	—	(169)	219
Class A Issuances	10,805,495	1	(1,654,535)	(1)	209,919	—	(142,749)	67,170
Net loss	—	—	—	—	—	(32,891)	(576,301)	(609,192)
Balance at September 30, 2023	13,799,230	$1	124,264,645	$12	$347,376	$(62,094)	$1,358,367	$1,643,662

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2024	2023
Cash flows from operating activities:
Net loss (1)	$(578,832)	$(609,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	206	182
Claims amortization expense	363,027	355,481
Paid-in-kind interest (1)	203,420	204,263
Gain on debt extinguishment	(450)	—
Allowance for credit losses	—	5,000
Change in fair value of warrant liability	(121,685)	(4,406)
Gain on sale of intangibles	—	(4,599)
Share based compensation	94	—
Mark-to-market gain on liability payable in stock	(523)	(3,937)
Professional fees settled in shares	1,484	1,875
Change in fair value of derivatives	60	158
Non-cash lease expense	5	1
Change in operating assets and liabilities:
Accounts receivable	(2,883)	53
Prepaid expenses and other assets	7,216	13,032
Affiliate receivable (1)	(34)	1,594
Affiliate payable (1)	814	—
Accounts payable, commission payable and accrued liabilities	7,100	8,962
Interest Payable	103,130	—
Deferred revenue	—	—
Net cash used in operating activities	(17,851)	(31,533)

Cash flows from investing activities:
Purchases of property and equipment	(161)	(1,641)
Purchases of intangible assets	(2,200)	(600)
Proceeds from sale of intangible assets	—	10,000
Net cash (used in) provided by investing activities	(2,361)	7,759

Cash flows from financing activities:
Proceeds from debt financing	16,500	25,000
Deferred financing costs	—	(250)
Debt issuance costs	—	(683)
(Payments) Proceeds on related party loan (1)	(382)	4,950
Release of temporary equity	—	(11,420)
Repayment of the Claims financing obligation	(4,793)	(2,488)
Proceeds from the issuance of common stock	2,000	—
Warrant conversions	—	243
Net cash provided by financing activities	13,325	15,352

Net decrease in cash	(6,887)	(8,422)
Cash at beginning of year	11,633	15,081
Cash at end of period	$4,746	$6,659

Supplemental disclosure of non-cash investing and financing activities:
Sale of intangible assets	$—	$30,987
Purchase of intangible asset financed by note payable	$—	$250,000
Release of temporary equity	$—	$1,807
Original issue discount	$8,083	$16,667
Issuance of shares in settlement of debt	$2,000	$—
Payment of professional fees through issuance of Class A common stock	$1,484	$2,049
Non-cash lease liabilities arising from obtaining right-of-use assets	$—	$426
Payment of Cano Health payment in shares	$—	$61,690

Cash paid during the period for:
Interest	$4,495	$—

(1)
Balances include related party transactions. See Note 15, Related Party Transactions, for further details.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1. DESCRIPTION OF THE BUSINESS

On May 23, 2022 (the “Closing Date”), MSP Recovery, Inc. d/b/a LifeWallet, a Delaware corporation (formerly known as Lionheart Acquisition Corporation II (“LCAP”)) consummated the previously announced business combination pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021, as amended (the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly-owned subsidiary of the Company, MSP Recovery, LLC, and combined and consolidated subsidiaries (“Legacy MSP”), the members of Legacy MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”). Pursuant to the MIPA, the Members sold and assigned all of their membership interests in Legacy MSP to the Company in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”). The Up-C Units are convertible into Class A Common Stock of the Company at the discretion of the holder of the Up-C Unit, and subject to Board approval. See Note 3, Business Combination, for details. Subsequent to the Closing Date, the Company’s sole asset is its equity interest in MSP Recovery, LLC. The Company is the managing member and therefore consolidates Legacy MSP.

Legacy MSP was organized in 2014 as a Medicaid and Medicare Secondary Payer Act recovery specialist. The Company utilizes its proprietary internal data analytics platform to review health Claims assigned by secondary payers such as health plans, MSOs, providers of medical services, and independent physicians associations. This platform allows the Company to identify Claims cost recovery rights with potential recovery paths where Claims either should not have been paid by the secondary payers or should have been reimbursed by third-party entities.

MSP Recovery is assigned recovery rights to Claims by secondary payers via CCRAs. Prior to executing a CCRA, MSP Recovery utilizes its proprietary internal data analytics platform to review the set of Claims of a prospective Assignor to identify Claims with probable recovery paths. MSP Recovery’s assets are these irrevocable broad assignments of health Claims recovery rights that are supported by federal and state laws and regulations. MSP Recovery’s offices are located in the U.S. and Puerto Rico.

Amendments to the Working Capital Credit Facility

On March 29, 2023, the Company’s subsidiary, Subrogation Holdings and its parent, MSP Recovery, entered into the Working Capital Credit Facility consisting of commitments to fund up to $48.0 million in proceeds. Certain terms to the Working Capital Credit Facility were amended, which were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023. See summary in “Hazel Working Capital Credit Facility and Hazel Purchase Money Loan” in Note 10, Claims Financing Obligations and Notes Payable. On August 2, 2024, Subrogation Holdings entered into a letter agreement where the parties set out the terms to amend the Working Capital Credit Facility (the “HPH Letter Agreement”) with HPH, which: (i) extended the period to draw up to $23.3 million (with a 40% original issue discount) for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025; and (ii) provided for a $3.3 million loan (with a 40% original issue discount) funded by August 31, 2024 to acquire additional Claims (the “New Claims”) that collateralize the Working Capital Credit Facility (collectively, (i) and (ii) the “Operational Collection Floor”). On October 1, 2024, Hazel entered into Amendment No. 3 to the Working Capital Credit Facility (“Amendment No. 3 to Working Capital Credit Facility”), formalizing the terms set forth in the HPH Letter Agreement.

In addition, the Company retained the right to monetize the New Claims with a third party sale only if the aggregate consideration is greater than an amount agreed to by HPH (the “Hazel Floor Price”), and such proceeds to be used to: (1) pay down the Operational Collection Floor, (2) to the extent proceeds are in excess of Hazel Floor Price, 50% to the Company for operational expenses and 50% to pay down Term Loan A and Term Loan B of the Working Capital Credit Facility, and (3) in the event only 50% of New Claims are monetized, then such proceeds to be used to pay down the Operational Collection Floor and to the extent any proceeds in excess of 50% of the Hazel Floor Price are available, 50% of such excess shall be made available to the Company for operational expenses and 50% of such excess shall be used to further pay down the Operational Collection Floor, and then to pay down Term Loan A and Term Loan B of the Working Capital Credit Facility.

Amounts borrowed and obligations under the Working Capital Credit Facility (x) are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility and (y) in order to secure those additional advances of Term Loan B beginning in January 2024, the following was provided as additional collateral: (i) a pledge of proceeds from certain Claims in the Company’s Claims portfolio, up to $14 million; (ii) a pledge of the equity interests in an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada; (iii) a mortgage on real property owned by an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada (the “Mortgage”); and (iv) a personal guaranty by Messrs. John H. Ruiz and Frank C. Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024 (the “Personal Guaranty”), and (z) pursuant to the Amendment No. 3 to Working Capital Credit Facility, Term Loan A and Term Loan B of the Working Capital Credit Facility are subordinated to the Operational Collection Floor and such

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

amounts funded through the Operational Collection Floor are collateralized by the New Claims. In accordance with Amendment No. 3 to the Working Capital Credit Facility, HPH shall fully release the Mortgage and the Personal Guarantee once: (x) the principal amount of the Operational Collection Floor has been repaid in full (including any original issue discount), or (y) the drawn amounts under the Operation Collection Floor as of December 31, 2024 are repaid in full (on a drawn and funded basis) on a dollar per dollar basis by such date.

Under the Operational Collection Floor, the Company received: (i) on August 2, 2024, $3.5 million of working capital for July and August 2024; (ii) on August 29, 2024, funding of $2.0 million for the purpose of acquiring the New Claims; (iii) on September 3, 2024, $1.75 million of working capital for September 2024; (iv) on October 2, 2024, $1.75 million of working capital for October 2024; and (v) on October 24, 2024, $1.75 million of working capital for November 2024. The Company has $5.25 million of remaining capacity for working capital under the Operational Collection Floor as of the date of this filing.

Notice of Non-Compliance with Nasdaq Listing Requirements

On June 7, 2024, the Company was notified by Nasdaq Listing Qualifications staff (the “Staff”) that the Company was non-compliant with Nasdaq’s Bid Price Requirement as the closing bid price for the Company’s Class A Common Stock had fallen below $1.00 per share for 30 consecutive business days (April 25, 2024 through June 6, 2024). Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company is provided with a compliance cure period of 180 calendar days, or until December 4, 2024, to regain compliance with the Bid Price Requirement. On September 25, 2024, stockholders holding at least a majority of our outstanding voting capital stock, including our Class A Common Stock and Class V Common Stock, approved by written consent a resolution authorizing the Board of Directors to amend the Company’s Charter, to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock at a reverse stock split ratio ranging from 1:3 to 1:30, and to authorize the Company’s Board of Directors to determine, at its discretion, the timing of the amendment and the specific ratio of the Reverse Stock Split. As announced on November 12, 2024, the Board determined to proceed with the Reverse Stock Split at a ratio of 1:25, which it expects to be effectuated by the open of business on November 18, 2024. The Reverse Stock Split would cause the amounts of Class A Common Stock and Class V Common Stock of 30,975,324 and 124,067,498, respectively, as of September 30, 2024, to result in 1,239,013 and 4,962,700 after giving effect to the Reserve Stock Split.

If the Company does not regain compliance during such 180-day compliance period, the Company may be eligible to transfer its listing to the Nasdaq Capital Market, so as to take advantage of the additional 180-day compliance period offered on that market, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other applicable initial listing standards for Nasdaq, and provides a written notice of its intention to cure this deficiency during the second compliance period. If it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

Recent Settlements

On July 16, 2024, the Company reached a comprehensive settlement (the “July 2024 Settlement”) with a group of affiliated property and casualty insurers (“P&C Insurers”). The terms of the confidential settlement agreements include:

•
The P&C Insurers’ agreement to provide ten years of historical data (identifying all claims processed from January 1, 2014, through the effective date) and data sharing of future claims, extending out for one year, assisting the Company in reconciling its current and future assigned Medicare claims to be able to collect on owned claims that are owed as a result of failure to pay or reimburse;
•
The P&C Insurers’ implementation of the Company’s coordination of benefits clearinghouse solution;
•
A 10-year agreement to resolve cooperatively, or through binding mediation, relevant Medicare claims (liens) that the Company owns today and in the future;
•
The P&C Insurers’ agreement that they are primary payers for any unreimbursed Medicare lien that the Company identifies from data sharing, and the P&C Insurers’ agreement to assign all rights to collect against other third parties that either failed to pay liens or collected twice from Medicare funds and the P&C Insurers; and
•
A confidential cash payment to settle historical Claims.

On August 19, 2024, the Company announced a $3.1 million cash settlement (the “August 2024 Settlement”) with a pharmaceutical manufacturer in a case where the Company alleged that the manufacturer increased the price of a drug in violation of antitrust laws.

The revenue generated from the July 2024 Settlement and the August 2024 Settlement is included within the Claims recovery income in the condensed consolidated statement of operations for the three and nine months ended September 30, 2024.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Yorkville Purchase Agreement and Yorkville Standby Equity Purchase Agreement

On January 6, 2023, the Company entered into a Company Common Stock Purchase Agreement (the “Yorkville Purchase Agreement”) with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”). Pursuant to the Yorkville Purchase Agreement, the Company had the right to sell to Yorkville from time to time at its option up to $1.0 billion in shares of the Company’s Class A Common Stock, subject to the terms, conditions, and limitations set forth in the Yorkville Purchase Agreement.

On November 14, 2023, the Company entered into the Standby Equity Purchase Agreement (as amended, the “Yorkville SEPA”) with Yorkville, which fully amended and restated the Yorkville Purchase Agreement described above. Pursuant to the Yorkville SEPA, the Company has the right to sell to Yorkville up to $250.0 million of its shares of common stock, subject to certain limitations and conditions set forth in the Yorkville SEPA, from time to time during the term of the Yorkville SEPA. Sales of the shares of common stock to Yorkville under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Convertible Notes

In connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, the Company issued a Convertible Note to Yorkville (“Note #1”) in the principal amount of $5.0 million, resulting in proceeds to the Company of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in proceeds to the Company of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to the Company of $4.75 million.

Interest shall accrue on the outstanding balance of any Convertible Notes at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes, and is payable upon maturity or upon the occurrence of a Trigger event. The maturity date of each Convertible Note will be September 30, 2025, and may be extended at the option of Yorkville. Yorkville may convert the Convertible Notes into shares of the Company’s common stock at a conversion price equal to the lower of 120% of VWAP the day prior to the date of the closing of each tranche (the “Fixed Price”) or 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than 20% of the closing price the trading day immediately prior to the signing of the definitive documents. The Convertible Notes became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligations.

Sales of Common Stock

Pursuant to the terms and conditions set forth in the Yorkville SEPA, the Company has the right, but not the obligation, from time to time at its discretion until the Yorkville SEPA is terminated to direct Yorkville to purchase a specified number of shares of common stock (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to (i) 98% of the VWAP of the shares of common stock on the applicable date of delivery of the Advance Notice during regular trading hours on such date or (ii) 97% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville.

During the three and nine months ended September 30, 2024, the Company sold 10,049,967 and 11,859,069 shares to Yorkville, respectively, pursuant to investor notices delivered under the Yorkville SEPA at prices between $0.15 and $0.84 per share, and the proceeds were used to: (i) reduce amounts owed under Yorkville Note #1 by $1.3 million and $53.6 thousand of principal and interest, respectively for the three months ended September 30, 2024, and $1.8 million and $0.2 million of principal and interest, respectively for the nine months ended September 30, 2024, and (ii) $1.4 million and $2.0 million of payment to reduce amounts owed under the Amended and Restated Nomura Promissory Note for the three and nine months ended September 30, 2024.

The Company has the right to sell to Yorkville up to $250 million of its Class A Common Stock until the termination of the Yorkville SEPA. As of November 8, 2024, approximately 18.1 million shares have been sold to Yorkville under the Yorkville SEPA. As the Company has registered 50 million shares for resale by Yorkville, and based on the closing price of $0.12 on November 8, 2024 of the Class A Common Stock, the Company estimates its current additional funding capacity under the Yorkville SEPA to be approximately $4.0 million, subject to, among other things, the liquidity and price fluctuation of, and investor demand for, our Class A

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Common Stock, as well as Trigger events and events of default under the Yorkville SEPA. As described below, currently proceeds from Yorkville SEPA are being used to pay down the Third Amended and Restated Nomura Note and the Yorkville Convertible Notes.

Use of Proceeds of SEPA – Nomura Note, Third Virage MTA Amendment

As required pursuant to the Second Amended and Restated Nomura Note (defined in Note 3, Business Combination), 50% of the aggregate proceeds under the Yorkville SEPA will be used to pay amounts outstanding thereunder (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to pay amounts due under the Convertible Notes, if any, or be paid to the Company after the Convertible Notes are fully repaid. Pursuant to the Third Virage MTA Amendment, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return after the Convertible Notes are fully satisfied.

In addition, upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable and the Company shall pay to Yorkville the principal and interest due thereunder. Events of default include, among others: (i) the Class A Common Stock shall cease to be quoted or listed for trading, as applicable, on any primary market for a period of ten (10) consecutive trading days (the Company is currently quoted and listed for trading on the NASDAQ) and (ii) failure to timely file with the SEC any periodic report on or before the due date of such filing as established by the SEC, including extensions under Rule 12b-25 under the Exchange Act. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other shares of common stock beneficially owned by Yorkville and its affiliates would exceed 9.99% of the outstanding shares of the common stock of the Company. If any time on or after November 14, 2023: (i) the daily VWAP is less than $0.15 (the “Floor Price” as lowered pursuant to the Yorkville Letter Agreement) for ten consecutive trading days (“Floor Price Trigger”), or (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”) or (iii) the Parent is in material breach of the Registration Rights Agreement, dated November 14, 2023, by and between Yorkville and the Company (the “Registration Rights Agreement”) and such breach remains uncured for a period of twenty trading days, or (iv) the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1.5 million plus a 5.0% premium and accrued and unpaid interest. The Exchange Cap Trigger will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the Yorkville SEPA in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the Yorkville SEPA (the “Exchange Cap”).

Yorkville, at its discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of common stock to Yorkville at the Conversion Price in consideration of an offset of the Convertible Notes (“Yorkville Advance”). Yorkville, in its sole discretion, may select the amount of any Yorkville Advance, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation and does not exceed the Exchange Cap or the amount of shares of common stock that are registered. As a result of a Yorkville Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Yorkville Advance.

The Company will control the timing and amount of any sales of shares of common stock to Yorkville, except with respect to Yorkville Advances. Actual sales of shares of common stock to Yorkville as an Advance under the Yorkville SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

Amendments to SEPA and Convertible Notes – Yorkville Letter Agreement

On April 8, 2024, the Company and Yorkville agreed to an amendment to the Yorkville SEPA and Convertible Notes (the “Yorkville Letter Agreement”) in which: (i) the Floor Price Trigger (as defined below) was reduced from $1.28 to $1.00; (ii) the Floor Price Trigger (as defined below) for the 10-day period ending February 5, 2024 has been cured and the monthly payment of $1.5 million that would have been due, was waived; and (iii) the maturity date of the Convertible Notes was extended to September 30, 2025 and may be extended at the option of Yorkville. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13.0 million on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA. On May 2, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price (as defined below) under the Yorkville SEPA from $1.00 to $0.50. On July 11, 2024, the daily VWAP for our Class A Common Stock had been below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger. On July 12, 2024, Yorkville agreed to extend the due date for the first Monthly Payment, due as a result of the Floor Price Trigger, to September 11, 2024. On August 13, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $0.50 to $0.15, thereby curing the Floor Price Trigger pursuant to the terms of the Yorkville SEPA. At the close of trading on October 18, 2024, the

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

daily VWAP for the Company’s Class A Common Stock was below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger, as defined in the Convertible Notes. Pursuant to a letter agreement dated November 7, 2024, Yorkville has agreed that the first Monthly Payment, as defined in the Convertible Notes, would be due from the Company no sooner than December 18, 2024.

Yorkville SEPA Termination

The Yorkville SEPA will automatically terminate on the earliest to occur of: (i) the first day of the month following the 36-month anniversary of the date of the Yorkville SEPA or (ii) the date on which Yorkville shall have made payment of Advances pursuant to the Yorkville SEPA for shares of common stock equal to $250.0 million. The Company has the right to terminate the Yorkville SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Notes. The Company and Yorkville may also agree to terminate the Yorkville SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer the Company’s respective rights and obligations under the Yorkville SEPA, and no provision of the Yorkville SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

The Yorkville SEPA contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the Yorkville SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of Class A Common Stock to Yorkville. The Company expects that any proceeds received from such sales to Yorkville will be used for working capital and general corporate purposes.

Yorkville SEPA – Embedded Derivative

Certain features of the Yorkville SEPA have been identified and classified as an embedded derivative, which are classified as a liability in accordance with ASC 815 and valued in accordance with ASC 470, Debt. These features classified as an embedded derivative include payment and redemption premiums, increase in interest rate in the event of default and accelerated payments as a result of Trigger events. Per ASC 815, in circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, combined derivative instrument. The fair value of the combined embedded derivative was $110.0 thousand as of September 30, 2024. For the three months ended September 30, 2024, the fair value of the embedded derivative decreased resulting in other income of $18.0 thousand, and for the nine months ended September 30, 2024, the fair value of the embedded derivative increased resulting in other loss of $60.0 thousand.

Liquidity – Going Concern Analysis

As an early-stage growth company, the Company has incurred substantial net losses since inception. As of September 30, 2024, the Company had unrestricted cash totaling $4.7 million. The Company has incurred recurring losses and negative cash flows since inception and has an accumulated deficit of $159.4 million as of September 30, 2024. For the nine months ended September 30, 2024, the Company used approximately $17.9 million of cash in operations. The Company’s liquidity will depend on the ability to generate substantial revenue in the near future, the timing and amount of which is uncertain, as well as its ability to secure funding from additional third-party capital sources. The Company’s principal liquidity needs have been working capital, debt service, and Claims financing obligations.

The Company anticipates sources of liquidity to include the Working Capital Credit Facility and the Yorkville SEPA as disclosed in Note 10, Claims Financing Obligations and Notes Payable, in the notes to the financial statements included within this Quarterly Report, and has taken several actions to address liquidity concerns, including the actions enumerated below. However, as discussed further below, the Company has concluded management’s plans were not sufficient to alleviate the substantial doubt:

1.
On March 29, 2023, the Company’s subsidiary, Subrogation Holdings and its parent, MSP Recovery, entered into the Working Capital Credit Facility consisting of commitments to fund up to $48 million in proceeds. Certain terms were amended to the Working Capital Credit Facility, which were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023. See summary in “Hazel Working Capital Credit Facility and Hazel Purchase Money Loan” in Note 10, Claims Financing Obligations and Notes Payable. On August 2, 2024, HPH agreed to, among other things, (i) extend the period for the Company draw up to $14 million for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025 and (ii) provide for a $2.0 million loan to be funded by August 31, 2024 for the purpose of acquiring the New Claims. The parties memorialized this agreement in

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

the Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 1, 2024. The Company has $5.25 million of remaining capacity for working capital under the Operational Collection Floor as of the date of this filing.
2.
On November 13, 2023, the Company entered into the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (“Second Virage MTA Amendment”), which extended the due date for the payment obligations to Virage to December 31, 2024. See summary in Note 4, Asset Acquisitions. On April 1, 2024, the Company entered into the MTA Amendment No. 3 and Amendment No. 2 to the Amended and Restated Security Agreement (“Third Virage MTA Amendment”), which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM. The VRM Full Return guaranty obligation became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.
3.
On November 13, 2023, the Company entered into the Second Amended and Restated Nomura Note, which extended the maturity date of the Nomura Note to December 31, 2024. See summary in Note 10, Claims Financing Obligations and Notes Payable. On March 26, 2024, the Company entered into the Third Amended and Restated Nomura Note (defined in Note 3, Business Combination), which extended the maturity date of the Nomura Note to September 30, 2025. The note became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.
4.
On November 14, 2023, the Company entered into the Yorkville SEPA, which included the issuance of Convertible Notes to Yorkville having aggregate principal amounts of up to $15.0 million in connection with the purchase of Class A Common Stock. See summary in “Committed Equity Facility” within Note 10, Claims Financing Obligations and Notes Payable. On April 8, 2024, the maturity date of the Convertible Notes was extended to September 30, 2025. The Convertible Notes became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligations.

The Company has concluded that, despite the aforementioned financing arrangements, there is substantial doubt about its ability to continue as a going concern. Unless we are successful in raising additional funds through the offering of debt or equity securities, we have concluded it is probable we will be unable to continue to operate as a going concern beyond the next twelve months. In the event that the Company receives an audit report from its independent registered public accounting firm with an emphasis of matter paragraph as to going concern in connection with the Company’s audited annual financial statements, such event would result in an event of default in the aforementioned debt agreements, which would result in the debt becoming immediately due; however, the Company has received waivers from (i) Virage and VRM and (ii) HPH and Hazel if such an event were to occur for the year ending December 31, 2024.

Note 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

Basis of Presentation

These condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in accordance with those rules and regulations, do not include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited condensed consolidated interim financial statements (the “Financial Statements”) reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the interim periods presented herein.

These Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto included in the 2023 Form 10-K. The year-end condensed consolidated balance sheet data included in this Quarterly Report on Form 10-Q was derived from the audited financial statements but does not include all disclosures required by GAAP. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

All intercompany transactions and balances are eliminated from the Financial Statements.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Principles of Consolidation

The Company consolidates all entities that it controls through a majority voting interest or otherwise and the accompanying financial statements include the accounts of the Company’s wholly-owned subsidiaries and those entities for which the Company has a controlling interest in. The Company also consolidates all entities that it controls as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity, which would include an equity interest. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Generally, entities that are organized similar to a limited partnership, in which a general partner (or managing member) makes the most relevant decisions that affect the entity’s economic performance, are considered to be VIEs which would require consolidation, unless the limited partners have substantive kickout or participating rights. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model.

Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties. As a result of the Business Combination, the Company consolidates MSP Recovery under the VIE model.

Estimates and Assumptions

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed considering changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to Claims recovery income and Claims recovery service income recognition, recoverability of long-lived assets and cost of Claims recoveries (included in cost of revenue).

Concentration of Credit Risk and Off-Balance Sheet Risk

Cash and affiliate receivable are financial instruments that are potentially subject to concentrations of credit risk. See Note 15, Related Party Transactions, for disclosure of affiliate receivables. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions where cash is held. The Company has no other financial instruments with off-balance-sheet risk of loss.

Non-Controlling Interests

As part of the Business Combination and described in Note 3, Business Combination, the Company became the managing member of MSP Recovery, which is consolidated as the Company controls the operating decisions of MSP Recovery. The non-controlling interest relates to the Up-C Units that are convertible into Class A Common Stock of the Company at the discretion of the holder of the Up-C Unit, subject to Board approval. The Up-C Unit holders retained approximately 99.76% of the economic ownership percentage of the Company as of the Closing Date. The non-controlling interest is classified as permanent equity within the condensed consolidated balance sheet of the Company. As of September 30, 2024, based on the Class A Common Stock issuances during the period, the non-controlling interest of Class V shareholders was 80.0%.

Changes in the Company’s ownership interest in MSP Recovery, due to holders of Class V Common Stock converting their shares to Class A Common Stock, are accounted for as equity transactions. Each issuance of the Company’s Class A Common Stock requires a corresponding issuance of MSP Recovery units to the Company. The issuance would result in a change in ownership and would reduce the balance of non-controlling interest and increase the balance of additional paid-in capital.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Recent Accounting Pronouncements

New Accounting Pronouncements Issued but Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Among other requirements, this update adds specific disclosure requirements for income taxes, including: (1) disclosing specific categories in the rate reconciliation and (2) providing additional information for reconciling items that meet quantitative thresholds. The guidance is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated financial statements and disclosures.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company operates in one reportable segment; however, it is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated financial statements and disclosures.

In March 2024, the SEC adopted the final rule under SEC Release No. 33-11275, The Enhancement and Standardization of Climate Related Disclosures for Investors, which requires registrants to disclose climate-related information in registration statements and annual reports. The new rules would be effective for annual reporting periods beginning in fiscal year 2025. However, in April 2024, the SEC exercised its discretion to stay these rules pending the completion of judicial review of certain consolidated petitions with the United States Court of Appeals for the Eighth Circuit in connection with these rules. The Company is evaluating the impact of this rule on its consolidated financial statements and disclosures.

Note 3. BUSINESS COMBINATION

On May 23, 2022 (the “Closing Date”), MSP Recovery, Inc. d/b/a LifeWallet, a Delaware corporation (formerly known as Lionheart Acquisition Corporation II (“LCAP”)) consummated the Business Combination pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021, as amended (the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly-owned subsidiary of the Company, MSP Recovery, LLC, and combined and consolidated subsidiaries (“Legacy MSP”), the members of Legacy MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”). Pursuant to the MIPA, the Members sold and assigned all of their membership interests in Legacy MSP to the Company in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”). The Up-C Units are convertible into Class A Common Stock of the Company at the discretion of the holder of the Up-C Unit. Subsequent to the Closing Date, the Company’s sole asset is its equity interest in MSP Recovery, LLC. The Company is the managing member and therefore consolidates Legacy MSP.

As a result of the closing of the Business Combination (the “Closing”), the Company is organized in an “Up-C” structure in which all of the business of Legacy MSP and its subsidiaries is held directly or indirectly by the Company, the Company is the managing member, consolidates Legacy MSP and the Company owns all of the voting economic Class A Units and the Members and their designees own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of the Company. Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement. The aggregate consideration paid to the Members (or their designees) at the Closing consisted of: (i) 130,000,000 Units and (ii) rights to receive payments under the Tax Receivable Agreement (“TRA”). Of the 130,000,000 Units, 126,178,932 Units were issued in connection with the Closing and 3,821,068 Units were designated to the Company and Opco for cancellation (“Canceled Units”). Since the Closing, the Company has issued 2,000,880 Up-C Units to certain designated persons and intends to further issue shares of Class A Common Stock in respect of transaction-related bonuses or certain other designated persons, which together with the 2,000,880 Up-C Units, would be equivalent in number to the Canceled Units.

In connection with the Closing, the Company changed its name from “Lionheart Acquisition Corporation II” to “MSP Recovery, Inc.” The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company is treated as the acquired for financial statement reporting purposes. The reverse recapitalization was treated as the equivalent of Legacy MSP issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP are stated at historical cost, with no goodwill or other intangible assets recorded.

The Company received net proceeds in the Business Combination transaction of approximately $23.4 million. The Company incurred direct and incremental costs of approximately $79.2 million related to the Business Combination, which consisted primarily of

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

investment banking, legal, accounting, and other professional fees. These transaction-related costs were recorded as a reduction of additional paid-in capital in the condensed consolidated balance sheets.

Warrants

As part of the Business Combination, the Company assumed the liability related to the LCAP public warrants (“Public Warrants”) of $12.5 million. Pursuant to the terms of the Existing Warrant Agreement, and after giving effect to the issuance of the New Warrants, as defined below, the exercise price of the Public Warrants decreased to $0.0025 per share of Class A Common Stock. During the period from the Closing Date to September 30, 2024, approximately 8.9 million warrants of the original 11.8 million warrants had been exercised. For the three and nine months ended September 30, 2024, the fair value of the remaining unexercised warrants decreased resulting in other income of $36.6 thousand and $250.2 thousand, respectively, which is recorded within change in fair value of warrant and derivative liabilities in the condensed consolidated statements of operations. Following anti-dilution adjustments made in connection with the Business Combination, the Public Warrants have an exercise price of $0.0025 per share, which are exercisable on a cashless basis in lots of 25.

Additionally, in connection with the Business Combination, the Company declared a dividend of approximately 1,028 million New Warrants payable to the holders of record of the Class A Common Stock as of the close of business on the Closing Date, after giving effect to the waiver of the right, title, and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The New Warrants are exercisable until their expiration date, which will be the fifth anniversary of the Closing Date or earlier redemption. The record date for the determination of the holders of record of the outstanding shares of Class A Common Stock entitled to receive the New Warrant Dividend was the close of business on the Closing Date. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise price in exchange for the Aggregate Exercise Price. The Company determined that the New Warrants instruments meet the equity scope exception in ASC 815 to be classified in stockholders’ equity, and as the repurchase right noted above has a mirrored value designed to offset the New Warrants, if exercised would be an equity only transaction. The New Warrants are each exercisable in lots of 25 for one whole share of Class A Common Stock at an exercise price of $287.50 per whole share. The New Warrants must be exercised in lots of 25, as no fractional shares will be issued as a result of their exercise. The New Warrants are subject to certain anti-dilution adjustments.

Public Warrants and New Warrants are currently listed on Nasdaq under the symbols “LIFWZ” and “LIFWW,” respectively.

Tax Receivable Agreement

In connection with the Business Combination, the Company also entered into a Tax Receivable Agreement (the “TRA”). Pursuant to the TRA, the Company is required to pay the sellers 85% of the amount of tax benefits that the Company actually realizes as a result of: (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of the Company as a result of the Business Combination and as a result of sales or exchanges of Up-C Units for cash or shares of Class A Common Stock, and (iii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA.

During the nine months ended September 30, 2024, the Company’s TRA liability associated with the allocable share of existing tax basis acquired in the Business Combination would give rise to a TRA liability of $12.4 million. The Company has not recognized such liabilities under the TRA after concluding it was not probable that the Company will be able to realize the tax benefits based on estimates of future taxable income. No payments were made to the Continuing Equity Owners and Blocker Shareholders (as defined in the TRA) pursuant to the TRA during the three and nine months ended September 30, 2024 and 2023. The estimation of liability under the TRA is, by its nature, imprecise and subject to significant assumptions regarding the amount, character, and timing of the taxable income of MSP Recovery, Inc. in the future. We may incur additional liabilities under the TRA when Class B Units are exchanged in the future. If the valuation allowance recorded against the deferred tax assets applicable to the tax attributes subject to the TRA is released in a future period, the relating TRA liability may be considered probable at that time and recorded within earnings.

The Company has assessed the realizability of the net deferred tax assets and in that analysis, has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company has recorded a full valuation allowance against the deferred tax assets as of September 30, 2024, which will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances. As the tax benefits associated with the TRA have not been recognized, based on estimates of future taxable income, the Company has concluded it is not probable to recognize any tax receivable agreement liability. If the valuation allowance recorded against the deferred tax assets is released in a future period, the TRA liability may be considered probable at that time and recorded within earnings.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Non-Controlling Interest

As a result of the Business Combination, the Company reflects non-controlling interests due to the Up-C structure. The Company holds all of the voting Class A Units of Opco, whereas the Members (or their designees) hold all of the non-voting economic Class B Units of Opco (these Class B Units represent the non-controlling interest in the Company). The ownership percentage of Class V Common Stock held in the Company by the Members (or their designees) will be equivalent to the number of Class B Units held in the Company, and as such, reflects non-controlling interest in the Company, which is equivalent to the Class V Common Stock ownership percentage. See Note 12, Non-controlling Interest, for more information on ownership interests in the Company.

Amended and Restated Nomura Promissory Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura in a principal amount of approximately $24.5 million related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura, in connection with the consummation of the Business Combination. On April 12, 2023, the Company amended and restated the promissory note (the “First Amended and Restated Nomura Note”), increasing the principal amount to approximately $26.3 million, increasing the interest rate from 8.0% to 16.0% per annum, and extending the maturity date of the Nomura Note to September 30, 2024. On November 13, 2023, the Company amended and restated the First Amended and Restated Nomura Note (the “Second Amended and Restated Nomura Note”) to: (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024, and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions. On March 26, 2024, the Company amended and restated the Second Amended and Restated Nomura Note (the “Third Amended and Restated Nomura Note”) to: (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The Third Amended and Restated Nomura Note carries an interest rate of 16% per annum and is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 26, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the Nomura Note together with all accrued and unpaid interest thereon. The balance of the unsecured Nomura Note and related interest are included within Claims financing obligations and notes payable in the condensed consolidated balance sheet. The Nomura Note became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.

Note 4. ASSET ACQUISITIONS

On May 23, 2022, as part of the Closing of the Business Combination, the Company acquired assets through the issuance of Up-C Units. In exchange for approximately 7.9 million Up-C Units, the Company acquired Claims previously held by Series MRCS, an affiliate of the Company. The Claims are included as intangible assets, net in the condensed consolidated balance sheet.

The Claims are held at cost, which was determined using the opening market price of the Company’s Class A Common Stock as of the day subsequent to the Closing Date discounted by 4.5% for lack of marketability due to timing before shares are sellable. The Company determined the appropriate measurement date was the opening of the first trading day of the Class A Common Stock after the Closing Date as this reflects the equivalent value of the Up-C Units provided to the sellers. The Up-C Units provided to the sellers did not include New Warrants, and as such, the Class A Common Stock value excluding the New Warrants was reflected at the Close of the first trading day after the Closing Date. The Claims are treated as finite life intangible assets similar to other Claims that the Company has acquired, and have a useful life of eight years. For further details on the intangible assets resulting from Claims acquisitions, see Note 7, Intangible Assets, Net.

VRM

The Company acquired the rights to receive the distributable net proceeds (the “Proceeds”) of a portfolio of Claims owned by VRM MSP, a Delaware limited liability company and joint investment vehicle of VRM and Series MRCS, in exchange for approximately 14.3 million Up-C Units. Under this asset acquisition structure, the Company determined that the arrangements to acquire the rights to proceeds from certain Claims recovery rights along with the guarantee of the VRM Full Return (noted and defined below) result in the Company consolidating the Series. Upon consolidation, the Company included the value of the Up-C Units provided and the value of the guarantee as intangible assets, net in the condensed consolidated balance sheet. These are held at cost and treated as finite life intangible assets similar to other CCRAs that the Company has acquired, and have a useful life of eight years.

In connection with such transaction, the Company agreed to pay Virage an amount equal to the contributions by Virage to VRM MSP plus an annual rate of return of 20% (the “VRM Full Return”). Pursuant to the terms of the agreement with Virage, such amount is payable exclusively by any of the following means (or any combination thereof): (a) the Proceeds, net of expenses related to claim settlement, (b) a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

proceeds thereof to VRM, or (c) a sale of shares by the Company and delivery of the net cash proceeds thereof to VRM. The amount of the VRM Full Return was $1,077.1 million as of September 30, 2024.

As the Company incurred debt related to the VRM Full Return as included in the guaranty obligation within the condensed consolidated balance sheet, this value was included in the purchase price and is included in intangible assets, net, in the condensed consolidated balance sheet for the full value of the VRM Full Return at the acquisition date. Any subsequent interest accrual is reflected within interest expense in the condensed consolidated statement of operations.

On April 12, 2023, the Company and Messrs. Quesada and Ruiz entered into an amendment (the “Virage MTA Amendment”) to the agreement with Virage and the related Guaranty pursuant to which the payment date for the VRM Full Return was extended from May 23, 2023 until September 30, 2024, subject to acceleration upon certain triggering events. On November 14, 2023, the maturity date was extended to December 31, 2024. In addition, the Virage MTA Amendment changed the payment methods to Virage to exclusively be, in the following order of priority: (a) the Proceeds and any other sources of revenue or liquidity of the Company (and its subsidiaries) that are not encumbered by a lien of a party other than Virage and to the extent such revenues and liquidity exceed the amount of net of revenues necessary to establish and maintain an operating reserve of $70.0 million (reduced to $47.5 million on July 24, 2023) for certain Company expenses, (b) a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, (c) Parent’s sale of additional shares and delivery of proceeds to Virage, subject to certain anti-dilution provisions, (d) if not satisfied by the foregoing, a sale of other shares of the Company by Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM; provided that if the VRM Full Return is not fully paid by September 30, 2024 the VRM Full Return shall be payable by any of such payment methods in any order of priority. The VRM Full Return became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.

On November 13, 2023, the Company entered into the Second Virage MTA Amendment that extended the final payment date of the VRM Full Return to December 31, 2024, subject to acceleration upon certain triggering events. In addition, the Second Virage MTA Amendment (a) changed the minimum operating reserve from $47.5 million to the budget of the Company (plus applicable taxes) plus 10% and (b) required Virage and the Company negotiate and agree on a form of initial warrant and monthly warrant by no later than December 1, 2023. Pursuant to the Second Virage MTA Amendment, on January 1, 2024, the Company was required to make a one-time, lump sum payment to Virage for the period starting May 24, 2023 and ending December 31, 2023, in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) warrants to purchase Class A common stock at $0.0001 per share, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A common stock for the five day period prior to the issuance, each expiring two years from the date of issuance.

Accordingly, the Company issued the VRM Warrants. The Initial Virage Warrant, as amended, was issued effective January 1, 2024 and entitles Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026. The Virage Warrants are recorded as warrant liability in the condensed consolidated balance sheet. Monthly Virage Warrants with effective dates prior to July 1, 2024 were issued, entitling Virage to purchase 58,129,012 shares of Class A Common Stock. Monthly Virage Warrants with effective dates falling within the quarter ending September 30, 2024 were issued, entitling Virage to purchase 91,033,992 shares of Class A Common Stock to settle interest payable for the months of June, July, and August, 2024. For the three and nine months ending September 30, 2024, the issuance of VRM Warrants settled $31.4 million and $145.9 million of interest, respectively. A Monthly Virage Warrant with an effective date of October 1, 2024 was issued after quarter end, entitling Virage to purchase 66,322,033 shares of Class A Common Stock to settle interest payable for the month of September 2024.

Until our obligations to Virage are paid in full, the Company has the option every month to continue to pay Virage an additional amount, in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

On April 1, 2024, the Company entered into the Third Virage MTA Amendment which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events, including the receipt of a going concern opinion by the Company’s independent auditor; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM. The VRM Full Return became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On September 6, 2024, Virage agreed to waive a provision of the Virage MTA Amendment that would accelerate the payment of amounts due to Virage in the event the Company receives a negative going concern opinion from its auditors for the year ending December 31, 2024.

VRM Swap

On July 28, 2023, VRM exercised its option to exchange Claims with service dates prior to January 1, 2014 for more recent Claims. To do so, the VRM MSP agreement was amended to reflect that: (a) rights to Recovery Proceeds arising from Claims held by VRM MSP, with dates of service before January 1, 2014, were transferred to MSP Recovery; (b) MSP Recovery contributed to VRM MSP in the form of in-kind ownership interests to certain Series entities holding Claims; and (c) as a result of such capital contributions, MSP Recovery was admitted as a member of VRM MSP.

The contribution of certain Series (holding certain CCRAs) by MSP Recovery into VRM MSP is considered a common control transaction, given that the Company consolidates Series before and after such transfers. In addition, the Company analyzed being admitted as a member of VRM MSP and concluded to apply Investments in Equity Method guidance under ASC 323. The Company initially measured and recorded its equity method investment in VRM MSP using a cost accumulation model; however, in consolidation, the investment in VRM MSP is eliminated, with the CCRA intangible assets remaining on the balance sheet under the “Intangible assets” line item. The investment in VRM MSP will reflect a zero balance. In addition, given VRM MSP’s primary assets are the CCRAs, VRM MSP’s ability to generate any earnings (not already reported via MSP Recovery consolidation of Series), is negligible; therefore, MSP Recovery does not expect any significant earnings from VRM MSP.

Hazel Transactions

Claims Transactions and Purchase Money Loan

On March 29, 2023, the Company acquired a controlling interest in nine legal entities, whose sole assets are CCRAs, from Hazel. This is referred to as the “Claims Purchase.” The purchase price for the Claims Purchase was funded by: (i) a purchase money loan between Hazel, as a lender, and the Company, as a borrower, in the amount of $250.0 million (the “Purchase Money Loan”) and (ii) proceeds from the sale of certain, separate CCRAs in the Claims Sale (as defined below).

Also, on March 29, 2023, the Company sold a controlling interest in three legal entities whose sole assets are CCRAs to Hazel. The agreement provided that the Company and Hazel would share in the Recovery Proceeds therefrom, in accordance with an agreed waterfall after Hazel had realized the first $150 million in Claim recoveries. This transaction is referred to as the “Claims Sale,” and together with the Claims Purchase, the “Claims Transactions.”

As the Claims Transactions were negotiated together in contemplation of one another, they have been combined for accounting purposes. The Company analyzed the Claims Sale and determined that this transaction would be treated as the sale of in-substance non-financial assets, in exchange for noncash consideration in the form of the CCRAs from the Claims Purchase measured at fair value. The variable consideration related to future recoveries is fully constrained, because, at this time, it is not probable that any amounts will be owed above the $150 million recovery threshold that would trigger additional payments. The Company analyzed the Claims Purchase and determined it results in the initial consolidation of variable interest entities that are not businesses. The acquired CCRAs held by those entities are recognized at fair value.

The fair value of the assets sold in the Claims Sale was determined to be $45.5 million. The Company’s carrying value of those CCRAs surrendered was $40.9 million. Because there are no other observable prices for such transactions, the Company determined the fair value by reference to the purchase price for those CCRAs in a recent transaction. The fair value of the acquired CCRAs was determined to be $285.5 million, and the Company recognized the Purchase Money Loan recognized at $250.0 million, as any implicit discount or premium to current market rates at the time of issuance were insignificant.

This resulted in a gain on the Claims Transactions of $4.6 million, which largely corresponds to the previously recognized amortization of the CCRAs that were sold in the Claims Sale.

On August 2, 2024, Subrogation Holdings entered into a letter agreement to amend the Second Amended and Restated Credit Agreement (the “HPH Letter Agreement”) with HPH, which, among other things, provides for a $3.3 million loan (with a 40% original issue discount) to be funded by August 31, 2024 for the purpose of acquiring additional Claims (the “New Claims”) that will further collateralize the Working Capital Credit Facility. On August 29, 2024, the Company received funding of $2.0 million under the Operational Collection Floor for the purpose of acquiring the New Claims from an existing Assignor. On August 30, 2024, the Company acquired recovery rights associated with the New Claims for $2.0 million. The parties formalized the terms of the HPH Letter Agreement in Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 1, 2024.

Amounts borrowed and obligations under the Purchase Money Loan and the Working Capital Credit Facility (See Note 10, Claims Financing Obligations and Notes Payable) are secured by a pledge of proceeds from specific Claims in the Company’s Claims portfolio,

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Purchase Money Loan and the Working Capital Credit Facility, the Company entered into a collateral administrative agreement between the Company and Hazel, which sets forth certain arrangements between the Company and Hazel in relation to Claims owned by the Company, the proceeds of which are due to the Company were pledged to Hazel to secure the Purchase Money Loan and the Working Capital Credit Facility. The Company is responsible for certain fees and expenses related to an independent representative nominated by the Company and Hazel; however, Hazel has agreed to fully reimburse the Company for any such fees and expenses.

Note 5. INVESTMENT IN EQUITY METHOD INVESTEES

The Company holds four investments which are accounted for using the equity method: MAO-MSO Recovery II LLC Series PMPI (“Series PMPI”), MAO-MSO Recovery LLC, MAO-MSO Recovery II LLC (both collectively the “MAO-MSO Entities”) and VRM MSP.

Series PMPI is a series of MAO-MSO Recovery II LLC. The Company exercises significant influence over the operating and financial activities of Series PMPI, but does not exercise control of the entity. In accordance with Series PMPI’s operating agreement, the controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the controlling member is entitled to 50% of Claims recoveries by PMPI. The non-controlling member is allocated 100% of the costs of PMPI. Since the Preferred Return exceeds the total members’ equity of PMPI as of both September 30, 2024 and December 31, 2023, the value of the equity method investment in the condensed consolidated balance sheet is $0.

The MAO-MSO Entities are Delaware limited liability companies formed as master Series entities whose central operations are to form other Series legal entities that will hold and pursue Claims recovery rights. The MAO-MSO Entities are not designed to hold or pursue Claims recoveries themselves. The Company holds a 50% economic interest in both entities, and has significant influence through its equity investment, but does not control either entity. As equity method investments, the Company recognizes its proportionate share of net earnings or losses as equity earnings in Other income. The activity of these entities has been insignificant for the three and nine months ended September 30, 2024 and 2023. Since the Company did not make a contribution to the MAO-MSO Entities, and the entities have recorded losses, the value of the equity method investment in the condensed consolidated balance sheets is $0 as of both September 30, 2024 and December 31, 2023.

Summary financial information for equity accounted investees, not adjusted for the percentage ownership of the Company is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Revenue	$—	$8	$7	$8
Amortization	$167	$500	$1,167	$1,500
Other expenses	$1	$—	$20	$—
Profit (Loss)	$(168)	$(492)	$(1,180)	$(1,492)

	As of
in thousands	September 30, 2024	December 31, 2023
Total Assets	$235	$1,403
Total Liabilities	$410	$399

In 2023, in connection with an amendment to the VRM MSP structure, the Company became a direct investor in VRM MSP, which controls MSP Recovery Claims, Series LLC, and recognizes this investment as an equity method investment. However, the Company previously consolidated and continues to consolidate the underlying Series of MSP Recovery Claims, Series LLC, which hold investments in CCRAs that the Company controls as primary beneficiary under the VIE model. As such, other than the Series, which were already consolidated, the investment in VRM MSP includes only administrative activities that are not otherwise consolidated, and any costs are allocable to the other investors. As a result, the Company has no significant equity earnings or exposure to losses or obligations to fund this investment.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	September 30,	December 31,
(In thousands)	2024	2023
Office and computer equipment	$459	$434
Leasehold improvements	26	113
Internally developed software	5,898	5,789
Other software	67	67
Property and equipment, gross	$6,450	$6,403
Less: accumulated depreciation and amortization of software	(1,584)	(1,492)
Property and equipment, net	$4,866	$4,911

For the three and nine months ended September 30, 2024 and 2023, depreciation and amortization expense was $71.0 thousand and $0.2 million, and $85.0 thousand and $0.2 million, respectively.

As disclosed in further detail within Note 8, Leases, in July 2024, the Company moved its corporate headquarters to the Law Firm’s new location under a new lease. As a result, the Company wrote off $0.1 million of leasehold improvements and its related accumulated amortization during the three months ended September 30, 2024. No gain or loss was recognized on this disposal.

Note 7. INTANGIBLE ASSETS, NET

The Company records CCRAs at cost and amortizes them as a finite intangible asset with a useful life of eight years. During three and nine months ended September 30, 2024, the Company purchased $2.0 million and $2.2 million, respectively, of CCRAs included in intangible assets, net, all of which were paid in cash.

Intangible assets, net consists of the following:

(in thousands)	September 30, 2024	December 31, 2023
Intangible assets, gross	$3,874,556	$3,872,356
Accumulated amortization	(1,102,587)	(739,560)
Net	$2,771,969	$3,132,796

For the three and nine months ended September 30, 2024 and 2023, claims amortization expense was $121.0 million and $363.0 million, and $121.0 million and $355.5 million, respectively.

Future amortization for CCRAs, for the remainder of 2024 and thereafter is expected to be as follows:

(in thousands)	CCRAs Amortization
2024	$121,049
2025	484,194
2026	484,194
2027	484,194
2028	484,194
Thereafter	714,144
Total	$2,771,969

The Company monitors intangible assets for potential impairment indicators, including, but not limited to, assumptions regarding the amount and timing of future collections derived from its CCRAs. The Company continues to pursue recoveries from various parties under rights held through its CCRAs; however, extended delays may result in future impairment of the Company’s intangible assets.

During the three months ended September 30, 2024, the Company updated the recoverability analysis on the definite-lived CCRA intangible assets performed as of December 31, 2023. The Company did not identify any new impairment indicators outside of the ones already disclosed in its evaluation of its definite-lived intangible assets in the 2023 Form 10-K. There are inherent risks in our business which could impact the recoverability analysis. As a result, factors may change in the future that could negatively impact our recoverability of the CCRAs, and may result in an impairment charge. Based on the analysis, the carrying value of the Company’s CCRA intangible assets was deemed to be recoverable as of September 30, 2024.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table presents the changes in the Company’s intangibles assets for the nine months ended September 30, 2024:

(in thousands)	Intangible Assets
Balance as of December 31, 2023	$3,132,796
Acquisitions of CCRAs	2,200
Amortization expense	(363,027)
Balance as of September 30, 2024	$2,771,969

Note 8. LEASES

The Company leases office space in Puerto Rico under a non-cancellable operating lease which commenced in September 2023 and expires August 2026. Prior to this lease, the Company held a short-term lease, therefore the Company recorded an initial right-of-use (“ROU”) asset and lease liability upon signing the new lease agreement. Lease expense for the three and nine months ended September 30, 2024 amounted to $39.5 thousand and $0.1 million.

In addition, the Company rents office space from the Law Firm, on a month-to-month basis, and therefore is not included within the ROU Asset and Lease liability nor in the future minimum lease payments below. In July 2024, the Law Firm’s lease expired and the Law Firm moved to a new location; as a result, the Company moved its corporate headquarters to the Law Firm’s new location under a new lease, which is also on a month-to-month basis. Short-term rent expense for the three and nine months ended September 30, 2024 and 2023 was $0.1 million and $0.8 million, and $0.3 million and $0.9 million, respectively.

As of September 30, 2024, the weighted-average lease term and weighted-average discount rate were 1.9 years and 15.31%, respectively.

The presentation of right-of-use assets and lease liabilities in the condensed consolidated balance sheet is as follows:

		September 30,	December 31,
(In thousands)	Classification	2024	2023
Assets
Right-of-use asset	Right-of-use assets	$257	$342
Total Leased Assets		$257	$342

Liabilities
Current
Operating lease liability	Other current liabilities	$(126)	$(109)
Non-current
Operating lease liability	Lease liabilities	$(138)	$(235)
Total Lease Liability		$(264)	$(344)

The future minimum lease payments under non-cancellable operating leases as of September 30, 2024 for the next five years and thereafter are as follows:

(in thousands)
Remainder of 2024	$39
2025	157
2026	107
2027	—
2028	—
Thereafter	—
Total minimum payments required	303
Less: implied interest	(39)
Present value of lease liabilities	$264

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9. VARIABLE INTEREST ENTITIES

Investments in Consolidated Variable Interest Entities

The Company evaluates its ownership, contractual, and other interests in entities to determine if they are VIEs, if the Company has a variable interest in those entities, and the nature and extent of those interests. These evaluations are highly complex and involve management judgment and the use of estimates and assumptions based on available historical information, among other factors. Based on its evaluations, if the Company determines it is the primary beneficiary of such VIEs, it consolidates such entities into its financial statements. VIEs information below is presented on an aggregate basis based on similar risk and reward characteristics and the Company’s involvement with the VIEs.

The Company includes a number of entities that are determined to be VIEs and for which the common control group can direct the use of the entities’ assets and resources for other purposes. The Company only consolidates those VIEs for which the Company is the primary beneficiary.

The assets of the consolidated VIEs may only be used to settle obligations of these VIEs and to settle any investors’ ownership liquidation requests. There is no recourse to the Company for the consolidated VIEs’ liabilities. The assets of the consolidated VIEs are not available to the Company’s creditors.

Total assets and liabilities included in its condensed consolidated balance sheets for these VIEs were $2.0 billion and $0.4 million, respectively, as of September 30, 2024 and $2.2 billion and $0.4 million, respectively, as of December 31, 2023. The assets at September 30, 2024 and December 31, 2023 include the intangible assets, net included in the Series of $1.7 billion and $2.0 billion, respectively.

Investments in Unconsolidated Variable Interest Entities

The Company has equity investments in VIEs, but does not consolidate them because it has no power to direct the activities that most significantly impact their economic performance and thus is not considered the primary beneficiary of the entities. Those VIEs are reflected as equity method investments.

Total assets and liabilities for these VIEs were $0.2 million and $0.4 million, respectively, at September 30, 2024 and $1.4 million and $0.4 million, respectively, at December 31, 2023.

Generally, the Company’s exposure is limited to its investment in those VIEs (see Note 5, Investment in Equity Method Investees). For MAO-MSO Recovery II, LLC and Series PMPI, the Company may be exposed to providing additional recovery services at its own cost if recovery proceeds allocated to it are insufficient to recover the costs of those services. The Company does not have any other exposure or any obligation to provide additional funding to the VIEs that it has equity investments in.

VRM MSP

The Company became a member of VRM MSP through the contribution of certain Series (holding certain CCRAs) by MSP Recovery into VRM MSP. The Company determined, based on analysis of the rights to cash flows from the Series and the related guaranty obligation, that the Company is the primary beneficiary of the Series entities, and therefore should consolidate as of the transaction date. The contribution is considered a common control transaction, as the Company controls and consolidates the Series before and after such contribution. The Company consolidates the Series held within VRM MSP, however does not consolidate VRM MSP itself.

Refer to Note 5, Investment in Equity Method Investees, for additional information on this VRM MSP transaction.

Note 10. CLAIMS FINANCING OBLIGATIONS AND NOTES PAYABLE

Based on claims financing obligations and notes payable agreements, as of September 30, 2024 and December 31, 2023, the present value of amounts owed under these obligations were $638.3 million and $556.3 million, respectively, including capitalized interest. In addition, as of September 30, 2024 and December 31, 2023, the Company has $13.2 million and $10.0 million of advances from Yorkville, respectively. The weighted average interest rate is 14.9% based on the current book value of $638.3 million with rates that range from 0% to 20%.

As of September 30, 2024, the minimum required payments on these agreements are $787.8 million. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Brickell Key Investments

In 2015, the Company entered into a Claims Proceeds Investment Agreement (“CPIA”), as amended, with Brickell Key Investments LP (the “Holder”). Pursuant to the CPIA, as amended, the Company grants to the Holder the right to purchase Class A common shares in the Company (the “Class A Shares”) up to a maximum amount of 2,666,667 (the “Amount”) for a purchase price equal to $6,666.67 ($0.0025 per Class A Share), and is payable in cash. This Warrant (the “Warrant”) will expire at 5:00 p.m. (Eastern Time) on September 30, 2027 and may be exercised in whole or in part by Holder at any time prior to such date. The Holder can only sell a maximum of 15% per month of the Class A Shares obtained through the Warrant. In exchange for the Company issuing the Warrant, the amounts owed to the Holder pursuant to CPIA are amended to equal $80 million. The Holder has the right to receive the $80 million owed through proceeds as outlined in the CPIA, cash paid by the Company, or monetization of the Warrant (through the sale of the Warrant or sale of the underlying Class A Shares). If the Holder monetizes the Warrant, the amount owed will be reduced at a measure of $30.00 per Class A Share. In connection with the Amendment and Warrant Agreement, the Holder also executed a Stock Pledge Agreement (the “Pledge Agreement”) with Legacy MSP founders, John H. Ruiz and Frank C. Quesada (the “Founders”). As part of the Pledge Agreement, the Founders agreed to pledge two million shares to secure payment of the original principal amount of the CPIA. In addition, the Pledge Agreement provides the right to repurchase the Warrant from the Holder on or before June 30, 2023. The Founders entered into an agreement with the Company where this repurchase right has been assigned to the Company (the “Side Agreement”). As the Company has, at its option, the ability to pay its obligation through cash proceeds or through monetization of the Warrants, the $80.0 million of amounts owed as of September 30, 2024 was included as Claims financing obligation and notes payable on the condensed consolidated balance sheet.

The Founders did not exercise the option to repurchase the Warrants on or before June 30, 2023. The Company recognized the Warrants at fair value which, considering the price of the Company’s common stock was below $30.00 as of September 30, 2024, it was determined to be zero.

Hazel Working Capital Credit Facility and Hazel Purchase Money Loan

On March 29, 2023, Subrogation Holdings entered into an Amended and Restated Credit Agreement (the “Working Capital Credit Facility”) with Hazel Partners Holdings LLC (“HPH”), an affiliate of Hazel, as the lender and administrative agent, which provides for up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million in proceeds (in multiple installments), and a Term Loan B Commitment to fund up to $18 million in proceeds (in multiple installments), the funding of each conditioned on certain milestones. The amended terms to the Working Capital Credit Facility were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023 (as further amended by the amendments thereto dated December 15, 2023, December 22, 2023, and October 1, 2024).

As of September 30, 2024, the Company had received funding with an aggregate amount of $20.5 million under Term Loan A, which was terminated in 2023. The parties agreed to increase the Term Loan B commitment from $18 million to $27.5 million, after giving effect to the original issue discount on the Working Capital Credit Facility, which would be funded in multiple installments and in accordance with the terms of the Working Capital Credit Facility. As of September 30, 2024, the Company received funding with an aggregate amount of $20.8 million under Term Loan B.

On August 2, 2024, Subrogation Holdings entered into a letter agreement to amend the Working Capital Credit Facility (the “HPH Letter Agreement”) with HPH, which, among other things, provides for (i) extended the period to draw up to $23.3 million (with a 40% original issue discount) for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025; and (ii) provided for a $3.3 million loan (with a 40% original issue discount) funded by August 31, 2024 to acquire additional Claims (the “New Claims”) that collateralize the Working Capital Credit Facility (collectively, (i) and (ii) the “Operational Collection Floor”). On August 29, 2024, the Company received funding of $2.0 million under the Operational Collection Floor for the purpose of acquiring the New Claims from an existing Assignor, and on August 30, 2024, the Company acquired recovery rights associated with the New Claims for $2.0 million. The parties formalized the terms of the HPH Letter Agreement in Amendment No. 3 to the Working Capital Credit Facility dated October 1, 2024.

During the nine months ended September 30, 2024, the Company received under the Operational Collection Floor: (i) on August 2, 2024, $3.5 million of working capital for July and August 2024; (ii) on September 3, 2024, $1.75 million of working capital for September 2024; (iii) on October 2, 2024, $1.75 million of working capital for October 2024; and (iv) on October 24, 2024, $1.75 million of working capital for November 2024. The Company has $5.25 million of remaining capacity for working capital under the Operational Collection Floor as of the date of this filing.

Amounts borrowed and obligations under the Working Capital Credit Facility (x) are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility and (y) in order to secure those additional advances of Term Loan B beginning in January 2024, the following was provided as additional collateral: (i) a pledge of proceeds from certain Claims in the Company’s Claims

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

portfolio, up to $14 million; (ii) a pledge of the equity interests in an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada; (iii) a mortgage on real property owned by an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada (the “Mortgage”); and (iv) a personal guaranty by Messrs. John H. Ruiz and Frank C. Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024 (the “Personal Guaranty”), and (z) pursuant to the Amendment No. 3 to Working Capital Credit Facility, Term Loan A and Term Loan B of the Working Capital Credit Facility are subordinated to the Operational Collection Floor and such amounts funded through the Operational Collection Floor are collateralized by the New Claims. In accordance with Amendment No. 3 to the Working Capital Credit Facility, HPH shall fully release the Mortgage and the Personal Guarantee once: (x) the principal amount of the Operational Collection Floor has been repaid in full (including any original issue discount), or (y) the drawn amounts under the Operation Collection Floor as of December 31, 2024 are repaid in full (on a drawn and funded basis) on a dollar per dollar basis by such date.

In addition, as discussed in Note 4, Asset Acquisitions, on March 29, 2023 the Company entered into the Purchase Money Loan with Hazel in the amount of $250.0 million.

Loans under the Working Capital Credit Facility accrue interest at a Term Secured Overnight Financing Rate for 12-month interest period, plus an applicable margin of 10% per annum. Accrued interest on the Working Capital Credit Facility is payable in kind and will be capitalized. The Working Capital Credit Facility has a stated maturity date of March 31, 2026, and HPH may extend for up to one year in its sole discretion. The Purchase Money Loan accrues interest at a rate of 20% per annum, payable in kind or in cash at the Company’s discretion. The Purchase Money Loan has a maturity date of March 31, 2026, extendable up to one year in Hazel’s sole discretion.

The Company is permitted to prepay the loans under the Working Capital Credit Facility from time to time without prepayment premium. Prepayment of the Purchase Money Loan will be permitted after the prepayment or repayment of loans under the Working Capital Credit Facility, and such prepayment of the Purchase Money Loan may be subject to prepayment penalty, as applicable.

The Purchase Money Loan and the Working Capital Credit Facility contain certain representations, warranties, and covenants of the Company and its subsidiaries, including restrictions on debt incurrence, liens, investments, affiliate transactions, distributions and dividends, fundamental changes, certain debt prepayments, and Claim settlement.

As discussed in Note 4, Asset Acquisitions, amounts borrowed and obligations under the Purchase Money Loan and the Working Capital Credit Facility are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Purchase Money Loan and the Working Capital Credit Facility, the Company entered into a collateral administrative agreement between the Company and HPH, which sets forth certain arrangements between the Company and HPH in relation to the management of the litigation of certain Claims owned by the Company, the proceeds of which are due to the Company, and were pledged to Hazel and HPH to secure the Purchase Money Loan and the Working Capital Credit Facility, respectively. The Company is responsible for certain fees and expenses related to an independent representative nominated by the Company and Hazel; however, Hazel has agreed to fully reimburse the Company for any such fees and expenses.

Amended and Restated Nomura Promissory Note

On April 12, 2023, the Company amended and restated the promissory note originally issued on May 27, 2022 (the “First Amended and Restated Nomura Note”), increasing the principal amount to approximately $26.3 million, increasing the interest rate from 8.0% to 16% per annum, and extending the maturity date of the promissory note to September 30, 2024. On November 13, 2023, the Company amended and restated the First Amended and Restated Nomura Note (the “Second Amended and Restated Nomura Note”) to (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024, and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions.

On March 26, 2024, the Company amended and restated the Second Amended and Restated Nomura Note (the “Third Amended and Restated Nomura Note”) to: (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The Third Amended and Restated Nomura Note carries an interest rate of 16% per annum and is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 26, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the promissory note together with all accrued and unpaid interest thereon. The balance of the unsecured promissory note and related interest are included within Claims financing obligations and notes payable in the condensed consolidated balance sheet. The note became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Committed Equity Facility

On November 14, 2023, the Company entered into the Yorkville SEPA with Yorkville. Pursuant to the Yorkville SEPA, the Company has the right to sell to Yorkville up to $250.0 million of its shares of common stock, subject to certain limitations and conditions set forth therein, from time to time during the term of the Yorkville SEPA. In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville advanced to the Company, in the form of Convertible Notes, an aggregate principal amount of $15.0 million, resulting in net proceeds to the Company of $14.2 million. On April 8, 2024, the maturity date of the Convertible Notes was extended to September 30, 2025. The Convertible Notes became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligations.

For additional information on the Yorkville SEPA and Convertible Notes, refer to Note 1, Description of the Business - Yorkville Purchase Agreement and Yorkville Standby Equity Purchase Agreement.

Note 11. WARRANT LIABILITY

When the Company issues warrants, it evaluates the proper balance sheet classification of the warrant to determine whether it should be classified as equity or as a derivative liability on the consolidated balance sheets. In accordance with ASC 815-40, “Derivatives and Hedging-Contracts in the Entity’s Own Equity” (“ASC 815-40”), the Company classifies a warrant as equity so long as it is “indexed to the Company’s equity” and several specific conditions for equity classification are met. A warrant is not considered indexed to the Company’s equity, in general, when it contains certain types of exercise contingencies or adjustments to the exercise price. If a warrant is not indexed to the Company’s own common stock or it has net cash settlement that results in the warrants to be accounted for under ASC 480, “Distinguishing Liabilities from Equity”, or ASC 815-40, it is classified as a derivative liability which is carried on the consolidated balance sheet at fair value with any changes in its fair value recognized currently in the statement of operations.

On May 17, 2022, the Company and CF Principal Investments LLC (“CF”) entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Prepaid Forward”). Pursuant to the terms of the Prepaid Forward, CF agreed to, among other things, transfer to MSP for cancellation any New Warrants received as a result of being the stockholder of record of any shares of Class A Common Stock as of the close of business on the closing date of the Business Combination, in connection with the New Warrant Dividend, On January 12, 2024, CF transferred 133,291,502 New Warrants to the Company, which were canceled upon receipt.

As of September 30, 2024, the Company had recognized a warrant liability for the following securities which are convertible into, or allow the purchase of, our Class A Common Stock, including: (i) 2,950,157 Public Warrants outstanding, each exercisable to purchase 1/25th of one share of our Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares); (ii) 894,754,824 New Warrants outstanding, each exercisable to purchase 1/25th of one share of our Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares); (iii) the CPIA Warrant, exercisable to purchase 2,666,667 shares of Class A Common Stock at a purchase price of $0.0025 per share; (iv) the VRM Warrants, exercisable to purchase 177,461,333 shares of Class A Common Stock at a purchase price of $0.0001 per share; and (v) warrants to Virage Recovery Participation, LP, exercisable to purchase 2,500,000 shares of Class A Common Stock at a purchase price of $0.0001 per share.

The warrant liability includes the mark-to-market fair value of the warrants discussed above. The fair value of the warrant liability is derived considering the potential shares issuable for each warrant and using the price of the Company’s Class A Common Stock as of the most recent balance sheet date, which is a quoted price in active markets.

The table below presents a roll-forward of the warrant liability from December 31, 2023 to September 30, 2024:

in thousands	Warrant Liability
Balance at December 31, 2023	$(268)
Issuance of new warrants	(148,429)
Change in fair value of outstanding warrants	121,685
Balance at September 30, 2024	$(27,012)

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

A summary of activity of the shares resulting from the exercise of warrants during the nine months ended September 30, 2024 is as follows:

		Weighted Average
	# of Shares	Exercise Price
Balance at December 31, 2023	35,908,200	$286.56
Issued	48,517,817	$0.0001
Exercised	—	$—
Expired	—	$—
Balance at March 31, 2024	84,426,017	$121.88
Issued	40,409,524	$0.0001
Exercised	—	$—
Expired	—	$—
Balance at June 30, 2024	124,835,541	$82.43
Issued	91,033,992	$0.0001
Exercised	—	$—
Expired	—	$—
Balance at September 30, 2024	215,869,533	$47.67

The table above does not include the CPIA Warrant as the value has been determined to be zero, as discussed in Note 10, Claims Financing Obligations and Notes Payable. Refer to Note 3, Business Combination, for discussion of the terms of the Public Warrants and New Warrants, and to Note 4, Asset Acquisitions, for discussion of the terms of the VRM Warrants.

Note 12. NON-CONTROLLING INTEREST

The non-controlling interest balance primarily represents the Up-C Units of the Company held by the Members. The following table summarizes the ownership of Units in the Company as of September 30, 2024:

	Common Stock	Ownership Percentage
Ownership of Class A Common Stock	30,975,324	20.0%
Ownership of Class V Common Stock	124,067,498	80.0%
Balance at end of period	155,042,822	100.0%

The non-controlling interest holders have the right to exchange Up-C Units, at the Company’s option, for (i) cash or (ii) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement. As such, future exchanges of Up-C Units by non-controlling interest holders will result in a change in ownership and reduce or increase the amount recorded as non-controlling interest and increase or decrease additional paid-in-capital or retained earnings when the Company has positive or negative net assets, respectively. As of September 30, 2024, 2.7 million Up-C Units have been exchanged into shares of Class A Common Stock.

In addition to the non-controlling interest related to Up-C Units, the Company also has non-controlling interests related to the Series as noted in Note 9, Variable Interest Entities, and MAO-MSO Recovery LLC Series FHCP (“FHCP”), which is a non-wholly owned subsidiary of MSP Recovery, LLC. In accordance with FHCP’s operating agreement, the non-controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the non-controlling member is entitled to 80% of Claims recoveries by FHCP. The controlling member is allocated 100% of the costs of FHCP. Since the Preferred Return exceeds the total members’ equity of FHCP as of both September 30, 2024 and December 31, 2023, the non-controlling interest also includes $4.3 million representing the entire members’ equity of FHCP.

Note 13. COMMITMENTS AND CONTINGENCIES

The Company is subject to certain legal proceedings, claims, investigations, and administrative proceedings in the ordinary course of its business. The Company records a provision for a liability when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. These provisions, if any, are reviewed and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Depending on the nature and timing of any such proceedings that may arise, an unfavorable resolution of a matter could materially affect the Company’s future results of operations, cash flows, or financial position in a particular period.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company pursues claims recoveries through settlement, arbitration, and legal proceedings. The accounting policy for these activities is discussed under Claims recovery income in Note 2, Basis of Presentation And Summary of Significant Accounting Policies, in our 2023 Form 10-K.

A significant majority of the Company’s expected recoveries arise from Claims brought pursuant to the private cause of action under the Medicare Secondary Payer Act (“MSP Act”). This law allows the Company to pursue recoveries against primary payers for reimbursement of medical expenses that the Company’s Assignors paid for when primary payers (i.e., liability insurers) were responsible for payment. On May 16, 2023, the Repair Abuses of MSP Payments Act (the “RAMP Act”) was introduced in the U.S. Senate and the U.S. House of Representatives, respectively, seeking to amend the private cause of action under the Medicare Secondary Payer Act, by striking “primary plan” and inserting “group health plan” into the existing text. As there is no indication that the RAMP Act is intended to be enacted retroactively, it should not have any effect on the recoverability of historical claims. To the extent that the Company has recovery rights in claims that have not yet been sought, or to the extent that the Company is assigned additional claims that may otherwise have been entitled to recoveries under the MSP Act, the passing of the RAMP Act could impact the Company’s ability to pursue recoveries on those prospective claims.

Investigations

As previously disclosed, on August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the Business Combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and Algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and Algorithms used to identify potential recoveries. The Company intends to fully cooperate with the SEC in responding to the subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office (“USAO”) in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary Algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. On July 18, 2024, the Company received an additional subpoena from the USAO, requesting documents related to a Company press release. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation. (The United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant.)

The Company has cooperated, and will continue to cooperate, fully with these inquiries. On April 16, 2023, a special committee of the Board of Directors was formed, which along with external advisors retained thereby, reviewed matters related to the preparation and filing of the 2022 Annual Report on Form 10-K and the subject matter of information requests related to the foregoing subpoenas received prior to June 2023. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that the investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

Cano Health, LLC

On August 10, 2023, MSP Recovery sued Cano Health, LLC (“Cano”) in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for declaratory relief and anticipatory breach of the CCRA, Purchase Agreement, and a Service Agreement (collectively, the “Cano Agreements”) between the parties. On the same day, Cano sued the Company in the same court, alleging fraud in the inducement, breach of contract, tortious interference, and unjust enrichment relating to the Cano Agreements. The Company has outstanding a $5.0 million receivable from Cano; however, due to Cano’s Quarterly Report on Form 10-Q for the June 30, 2023 period, which includes a substantial doubt about its ability to continue as a going concern, and subsequent Chapter 11 bankruptcy filing on or about February 5, 2024, the Company established a reserve for the balance due under such receivable during 2023. These matters were automatically stayed as a result of Cano’s bankruptcy filing. As of July 2024, the Debtors’ Plan has been confirmed and declared effective. The automatic stay of litigation has been lifted and the parties anticipate the ongoing litigation to re-commence under a new scheduling order.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On January 4, 2024, Cano sued Simply Healthcare Plans, Inc. (“Simply”) and the Company and affiliated entities seeking a declaratory judgment to determine whether the Cano Purchase Agreement should be rescinded, and whether Cano or the Company have standing to recover on claims assigned to the Company against Simply under the Cano Purchase Agreement. Cano also seeks damages from Simply relating to the claims assigned to the Company under the Cano Purchase Agreement. The Company intends to vigorously assert its position in all Cano related litigation.

Note 14. FAIR VALUE MEASUREMENTS

The Company has no assets that are measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023. There were no assets or liabilities measured at fair value on a non-recurring basis during the three months ended September 30, 2024. Liabilities measured at fair value on a recurring basis as of September 30, 2024, are summarized as follows:

in thousands	Level	September 30, 2024	December 31, 2023
Derivative liability	3	$110	$37
Warrant liability	2	27,012	268
Total		$27,122	$305

The following table details the roll-forward of the Level 3 liabilities during the nine months ended September 30, 2024:

in thousands	Derivative liability
Balance at December 31, 2023	$(37)
Change in fair value of derivative liability	(60)
Issuance of note	(13)
Balance at September 30, 2024	$(110)

As of September 30, 2024, the certain embedded features within the Yorkville SEPA are treated as a derivative liability and changes in the fair value were recognized in the change in fair value of warrant and derivative liabilities in the condensed consolidated statements of operations. The embedded derivative liability is valued at each of the reporting period; the following table details the significant market-based inputs:

	September 30, 2024	December 31, 2023
Price of Common Stock	$0.15	$2.27
Volatility	50%	40%
Market Risk Spread	10.28%	12.37%
Expected Term (in years)	1.00	1.25

Note 15. RELATED PARTY TRANSACTIONS

Loans from Related Parties

The Company has an unsecured promissory note in an aggregate principal amount of $112.8 million (the “Promissory Note”) to John H. Ruiz and Frank C. Quesada, the Company’s Chief Executive Officer and director and Chief Legal Officer and director, respectively (collectively, the “MSP Principals”), in exchange for the MSP Principals agreeing to provide cash to pay transaction costs related to the Merger, pay down affiliate payable balances, and provide operating cash to the Company. In addition to the amounts in the Promissory Note, at the merger date with LCAP, the MSP Principals contributed $13.0 million through funds that had been loaned to VRM MSP to cover related service fees. The Promissory Note as well as the amount contributed at the merger date bear interest at an annual rate of 4%, payable in kind, and will mature on June 16, 2026, the four-year anniversary of the issuance. The Promissory Note is payable by the Company at any time, without prepayment penalties, fees, or other expenses. During the three and nine months ended September 30, 2024, the Company recorded $1.3 million and $3.8 million, respectively, of interest expense related to the Promissory Note. During the three and nine months ended September 30, 2023, the Company recorded $1.3 million and $3.9 million, respectively, of interest expense related to the Promissory Note.

A portion of the proceeds under the Promissory Note in an amount equal to $36.5 million was advanced to the Law Firm, an affiliate of certain Members, for certain operating expenses pursuant to a legal services agreement. During the three months ended September 30, 2024, the Company amortized all remaining advances to the Law Firm. This amount is reflected in prepaid expenses and other current assets within the condensed consolidated balance sheets and had a balance of $0 and $7.7 million as of September 30, 2024 and December 31, 2023, respectively. The advances of Law Firm expenses are reflected in Professional fees – legal within the condensed consolidated statement of operations. The advances are expensed as incurred, as the Company does not have recourse to any amounts

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

incurred should Law Firm fail to secure recoveries, although it does have recourse to any amounts advanced that have not been incurred as an expense.

Under the legal services agreement, the Company shall advance certain of Law Firm’s monthly expenses, including payroll and overhead; however, should Law Firm earn fees under the legal service agreements (the “Existing LSAs”) noted below, net of pre-existing obligations including payments to co-counsel sufficient to cover its monthly expenses, Company is entitled to reimbursement of the advance of said monthly expenses. Further, to the extent that Law Firm earns a surplus of fees in excess of its monthly expenses, said surplus shall be used to reimburse past amounts of Law Firm’s monthly expenses that Company advanced. For the three and nine months ended September 30, 2024, approximately $1.7 million and $7.7 million, respectively, of the $36.5 million advanced by the Company to the Law Firm has been incurred for expenses pursuant to the legal services agreement.

Founders’ Pledge - Claims Proceeds Investment Agreement

As disclosed in Note 10, the Founders pledged two million shares to secure payment of the original principal amount of the CPIA. Refer to Note 10, Claims Financing Obligations and Notes Payable.

Legal Services – Law Firm

Certain Company entities have previously entered into the Existing LSAs with the Law Firm, an affiliate of certain Members, for the recovery of Claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides the Company with investigation, case management, research and legal services in the pursuit of recovery of Claims in exchange for a portion of the recovered proceeds relating to such Claims. The Existing LSAs also provide that the Law Firm serves as lead counsel or co-lead counsel for any litigation relating to such Claims. As of September 30, 2024, the Company had a payable to the Law Firm amounting to $0.8 million in connection with Claim recoveries. As of December 31, 2023, there was no amount due, as amounts paid through the prepaid noted above had covered amounts of existing LSAs due to the Law Firm for Claim recoveries. For the three and nine months ended September 30, 2024 and 2023, $1.7 million and $7.7 million, and $4.6 million and $13.5 million, respectively, was included in Professional fees – legal, for expenses related to the Law Firm in the condensed consolidated statements of operations. The amounts are related to the payment of Law Firm expenses as noted above.

In addition, during fiscal year 2023, the Company issued an unsecured promissory note in an aggregate principal amount of $4.95 million to the Law Firm, to provide general operational funding (the “Law Firm Loan”). The aggregate unpaid principal amount of this promissory note is due 24 months from the date of the most recent advance from the Hazel Credit Agreement is made. As of September 30, 2024, this promissory note was due on September 3, 2026. This promissory note does not carry interest and is payable by the Company at any time, without prepayment penalties, fees, or other expenses. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

For both the three and nine months ended September 30, 2024, $1.3 million were included in cost of revenue for expenses related to the Law Firm in the condensed consolidated statements of operations. For both the three and nine months ended September 30, 2023, $0.3 million of cost of revenue for expenses related to the Law Firm were included in the condensed consolidated statements of operations.

The Law Firm may also collect and/or hold cash on behalf of the Company in the ordinary course of business. As of September 30, 2024 and December 31, 2023, $0.9 million and $0.8 million, respectively, was due from the Law Firm and included in the condensed consolidated balance sheets in Affiliate Receivable.

In addition, the Company rents office space from the Law Firm as discussed in Note 8, Leases.

MSP Recovery Aviation, LLC

The Company may make payments related to operational expenses on behalf of its affiliate, MSP Recovery Aviation, LLC (“MSP Aviation”). The Company has made payments in the periods of the financial statements only related to specifically billed flights. As of both September 30, 2024 and December 31, 2023, $0.2 million was due from MSP Aviation and included in the condensed consolidated balance sheets in Affiliate Receivable. For the three and nine months ended September 30, 2024, $89.1 thousand and $180.8 thousand was included in General and Administrative expenses related to MSP Aviation in the condensed consolidated statements of operations. For the three and nine months ended September 30, 2023, there were no expenses related to MSP Aviation included in the condensed consolidated statements of operations.

Funds Held for Other Entities

The Company may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of both September 30, 2024 and December 31, 2023, $19.8 million was due to affiliates of the Company and included in the condensed consolidated balance

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

sheets in Affiliate Payable. These amounts were primarily due to Series MRCS, and will be repaid either through excess cash flows from operations or other financing. The Company also has a note payable with Series MRCS, which as of both September 30, 2024 and December 31, 2023, the balance was $0.5 million and included in the condensed consolidated balance sheets in Claims financing obligation and notes payable.

As of both September 30, 2024 and December 31, 2023, there were additional receivables from other affiliates of $0.2 million. These were included in the condensed consolidated balance sheets in Affiliate Receivable.

VRM MSP

The Company concluded that VRM MSP is a related party due to ownership interests in the entity held by the MSP Recovery and Series MRCS. For the three and nine months ended September 30, 2024 and 2023, the Company recorded $79.2 million and $228.7 million, and $67.8 million and $159.2 million, respectively, for interest expense related to the VRM Full Return and Virage MTA Amendment.

Virage

As discussed in Note 4, Asset Acquisitions, the Initial Virage Warrant, as amended, was issued effective January 1, 2024. Until our obligations to Virage are paid in full, the Company has the option every month to continue to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

Refer to Note 4, Asset Acquisitions, for the listing of warrants issued during the three and nine months ended September 30, 2024.

Pursuant to purchase agreements dated March 4, 2024 and August 22, 2024, and as disclosed on Form 4 filings by Mr. John H. Ruiz, the Company’s Chief Executive Officer, the Company issued 438,596 and 360,620, respectively, of unregistered shares of Class A Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Ruiz.

Founder’s Up-C Units – VRM Full Return

As disclosed in Note 4, Asset Acquisitions, in connection with the MTA Amendment, the Company agreed to pay Virage an amount equal to the contributions by Virage to VRM MSP plus an annual rate of return of 20% (the “VRM Full Return”). Pursuant to the terms of the agreement with Virage, such amount may be payable by a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM.

Working Capital Credit Facility Collateral

Pursuant to the Working Capital Credit Facility, and in order to secure those additional advances of Term Loan B beginning in January 2024, the Company approved for Messrs. John H. Ruiz and Frank C. Quesada to provide, as additional collateral, the following: (i) a pledge of the equity interests in an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada; (ii) a mortgage on real property owned by an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada (the “Mortgage”), and (iii) a personal guaranty by Messrs. John H. Ruiz and Frank C. Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024 (the “Personal Guaranty”). On December 22, 2023, our Board approved the Company’s payment of certain costs and fees (including legal fees) on behalf of John H. Ruiz and Frank C. Quesada, associated with the mortgage granted in connection with said guaranty, totaling $0.1 million. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

On August 2, 2024, Subrogation Holdings entered into a letter agreement to amend the Working Capital Credit Facility (the “HPH Letter Agreement”) with HPH, which: (i) extended the period to draw up to $23.3 million (with a 40% original issue discount) for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025; and (ii) provided for a $3.3 million loan (with a 40% original issue discount) funded by August 31, 2024 to acquire additional Claims (the “New Claims”) that collateralize the Working Capital Credit Facility (collectively, (i) and (ii) the “Operational Collection Floor”). On October 1, 2024, Hazel entered into Amendment No. 3 to the Working Capital Credit Facility, formalizing the terms set forth in the HPH Letter Agreement. Pursuant to such amendment, (i) Term Loan A and Term Loan B of the Working Capital Credit Facility are subordinated to the Operational Collection Floor and collateralized by the New Claims and (ii) once (x) the principal amount of the Operational Collection Floor has been repaid in full (including any original issue discount), or (y) the drawn amounts under the Operation Collection Floor as of December 31, 2024 are repaid in full (on a drawn and funded basis) on a dollar per dollar basis by such date, HPH shall fully release the Mortgage and the Personal Guarantee.

MSP RECOVERY, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 16. NET LOSS PER COMMON SHARE

Basic earnings per share of Class A Common Stock is computed by dividing net income attributable to common shareholders by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted earnings per share of Class A Common Stock is computed by dividing net income attributable to common shareholders adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive elements. Diluted loss per share for all periods presented is the same as basic loss per share as the inclusion of the potentially issuable shares would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share of Class A Common Stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2024	2023	2024	2023
Numerator - basic and diluted:
Net loss	$(190,384)	$(224,217)	$(578,832)	$(609,192)
Less: Net loss attributable to the non-controlling interests	160,537	204,462	504,967	576,301
Net loss attributable to MSP Recovery, Inc.	$(29,847)	$(19,755)	$(73,865)	$(32,891)

Denominator – basic and diluted:
Weighted-average shares of Class A common stock outstanding – basic	23,764,079	12,703,472	18,586,357	7,097,032
Weighted-average shares of Class A common stock outstanding – dilutive	23,764,079	12,703,472	18,586,357	7,097,032

Earnings per share of Class A common stock – basic	$(1.26)	$(1.56)	$(3.97)	$(4.63)
Earnings per share of Class A common stock – diluted	$(1.26)	$(1.56)	$(3.97)	$(4.63)

Shares of the Company’s Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V Common Stock under the two-class method has not been presented.

In the calculation for earnings per share for the three and nine months ended September 30, 2024, the Company excluded from the calculation of diluted earnings per share: (i) 124,067,498 shares of Class V Common Stock; (ii) 2,950,157 Public Warrants outstanding; (iii) 2,666,667 shares issuable upon the exercise of the CPIA Warrant; (iv) 894,754,824 New Warrants outstanding; (v) 243,783,366 shares issuable upon exercise of the VRM Warrants; and (vi) 2,500,000 shares issuable upon exercise of the VRP warrant, because their effect would have been anti-dilutive.

In the calculation for earnings per share for the three and nine months ended September 30, 2023, the Company excluded from the calculation of diluted earnings per share 124,264,645 shares of Class V Common Stock, 3,084,703 Public Warrants outstanding, 2,666,667 CPIA Warrants, and 1,028,046,326 shares of New Warrants outstanding because their effect would have been anti-dilutive.

Note 17. SUBSEQUENT EVENTS

Settlement with Medical Device Manufacturer

On October 25, 2024, the Company reached a $0.8 million cash settlement with a medical device manufacturer in a case where the Company alleged that the manufacturer increased the price of a medical device in violation of antitrust laws.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise or unless otherwise noted, all references in this Quarterly Report on Form 10-Q (“Quarterly Report”) to “LifeWallet,” the “Company,” “we,” “us,” or “our” are to MSP Recovery, Inc., d/b/a LifeWallet, a Delaware corporation. The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s condensed consolidated results of operations and financial condition. The discussion should be read together with our 2023 Annual Report on Form 10-K for the year-ended December 31, 2023 and our condensed consolidated financial statements and the related notes and other information included elsewhere in this Quarterly Report. This discussion may contain forward-looking statements based upon the Company’s current expectations, estimates, and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements."

Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this Quarterly Report on Form 10-Q are forward-looking and constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “could,” “expect,” “intend,” “plan,” “predict,” “may,” “should,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including, for example, guidance for portfolio recoverability. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance or results and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our industry, business, and operations, we cannot guarantee that actual results will not differ materially from our expectations. In evaluating such forward-looking statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” Any forward-looking statement made by the Company herein speaks only as of the date made. The discussion of risks and uncertainties set forth in this Form 10-Q is not necessarily a complete or exhaustive list of all risks facing the Company at any particular point in time. New risks and uncertainties come up from time to time, and it is not possible for management to predict or identify all such events or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors, or new or altered factors, may cause results to differ materially from those contained in any forward-looking statement. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof for any reason, even if new information becomes available in the future, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, the Company’s ability to capitalize on its assignment agreements and recover monies that were paid by the Assignors; the inherent uncertainty surrounding settlement negotiations and/or litigation, including with respect to both the amount and timing of any such results; the validity of the assignments of Claims to the Company; the ability to successfully expand the scope of our Claims or obtain new data and Claims from the Company’s existing Assignor base or otherwise; the Company’s ability to innovate and develop new solutions, and whether those solutions will be adopted by the Company’s existing and potential Assignors; negative publicity concerning healthcare data analytics and payment accuracy; compliance with the listing standards of The Nasdaq Capital Market; and those other factors listed under “Risk Factors” below and elsewhere in this Form 10-Q and other reports filed by the Company with the SEC.

Our Business

We are a leading healthcare recovery and data analytics company. We focus on the Medicare, Medicaid, and commercial insurance spaces. We are disrupting the antiquated healthcare reimbursement system, using data and analytics to identify and recover improper payments made by Medicare, Medicaid, and commercial health insurers.

Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payers, because the responsible payer is not identified or billed. As Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions of dollars a year in improper billing and lost recoveries. By discovering, quantifying, and settling the billed-to-paid gap on a large-scale basis, the Company is positioned to generate meaningful annual recovery revenue at high profit margins.

Our access to large volumes of data, sophisticated data analytics, and a leading technology platform provide a unique opportunity to discover and recover on Claims. We have developed Algorithms to identify waste, fraud, and abuse in the Medicare, Medicaid, and commercial health insurance segments. Our team of experienced data scientists and medical professionals analyze historical medical Claims data to identify recoverable opportunities. Once potential recoveries are reviewed by our team, they are aggregated and pursued. Through statutory law and case law, we believe we have an established basis for future recoveries.

We differ from our competitors as we receive our recovery rights through irrevocable assignments of Claims. Rather than provide services under a third-party vendor services contract, we receive the rights to certain Recovery Proceeds from our Assignors. As assignees, we have control over the direction of the litigation and take on a risk that our competitors do not. We, or our affiliated entities, are the plaintiff in any action filed and have control over the direction of the lawsuit. By receiving Claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot. Although we typically own assigned Claims, for a significant portion of assigned Claims, our ability to pursue recoveries depends on our ongoing access to data through data access rights granted to us. In these cases, termination of such data access would substantially impair our ability to generate recoveries on those Claims.

Our current Claims portfolio has scaled significantly. We are entitled to a portion of any recovery rights associated with approximately $1,591 billion in Billed Amount (and approximately $380 billion in Paid Amount), which contains approximately $87.8 billion in Paid Value of Potentially Recoverable Claims, as of September 30, 2024. We believe it would take any competitor significant time to amass the portfolio of Claims rights currently owned by us due to, among things, the volume of our Claims data retained and strength of our data analytics, which we believe are key to attracting new clients that are willing to assign Claims to us.

Healthcare Industry

Our business is directly related to the healthcare industry and is affected by healthcare spending and complexity in the healthcare industry. We estimate that our total potentially serviceable market is over $150 billion annually. Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with annual expenditures during 2022 of approximately $944 billion for approximately 65.7 million enrollees. Medicaid has a combined estimated annual expenditure during 2022 of approximately $805 billion for approximately 88.4 million enrollees. Of the billions spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% of this was improperly paid by private Medicare plans.

Our potentially serviceable market is impacted by the expansion or contraction of healthcare coverage and spending, which directly affects the number of Claims available. The Centers for Medicare & Medicaid Services (“CMS”) has projected that health spending will continue to grow at an average rate of 5.4% a year between 2022 and 2031. We also believe reimbursement models may become more complex as healthcare payers accommodate new markets and lines of business and as advancements in medical care increase the number of testing and treatment options available. As reimbursement models grow more complex and healthcare coverage increases, the complexity and number of Claims may also increase, which could impact the demand for our solutions. Such changes could have a further impact on our results of operations.

As of September 30, 2024, approximately 95.8% of our expected recoveries arise from Claims being brought under the Medicare Secondary Payer Act. While we believe the MSP Act has bipartisan support, changes to the laws on which we base our recoveries, particularly the MSP Act, can adversely affect our business. Our ability to generate future revenue is therefore significantly dependent on factors outside our control.

Our Business Model

Recovery Model

In our current business model, we receive irrevocable assignments of health Claim recovery rights through CCRAs from a variety of sources including, but not limited to, MAOs, MSOs, HMOs, hospitals, and other at-risk entities. Prior to executing a CCRA, we utilize our proprietary internal data analytics platform to review the set of Claims and identify Claims with possible recovery paths.

Once Claims have been assigned, our data analysts use our proprietary Algorithms to identify potential recoveries. Results are then quality checked by our internal medical team. We contract with the Law Firm and various other law firms across the country to pursue recoveries through the legal system. Where appropriate, Law Firm reaches out to the liable parties to demand payment of amounts that are owed. Prior to” litigation, there may be an incentive for the primary insurer to settle. If legal action is required to pursue recovery from primary insurers, we seek “double damages” under the MSP Act.

We engage with each Assignor independently. We are typically entitled to 100% of recoveries pursuant to our CCRA. From those recoveries, we are typically contractually obligated to pay 50% of Net Proceeds to the Assignor. In certain cases, we have purchased the Assignor’s rights to Recovery Proceeds in advance of any collection; therefore, entitling the Company to retain 100% of the Net Proceeds. The “Net Proceeds” of any assigned Claim is defined as the gross amount recovered on an assigned Claim, minus any costs directly traceable to such assigned Claim(s) for which recovery was made. In some instances, we may purchase outright an Assignor’s recovery rights; in such instances, we are entitled to the entire recovery. In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. Such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries or based on a percentage of actual recoveries. We have not yet generated substantial revenue from the recovery model.

MSP Recovery Clearinghouse

We developed the MSP Recovery Clearinghouse, formerly known as MSP Lien Resolver, to identify, quantify, and resolve outstanding liens. By law, Medicare and MA Plans are payers of last resort, making no-fault insurers the primary payers, responsible to exhaust their policy limits to pay for accident-related claims before Medicare bears any responsibility. Healthcare providers often submit Claims for the payment of medical services rendered after an accident to the patient’s health insurer, either seeking “conditional payments,” pending reimbursement by a primary payer, or entirely unaware that a primary payer has payment obligations. Medicare is unable to effectively verify if and how much is owed for any particular claimant if they are not aware that there is a Primary Payer involved.

Federal law requires primary payers to maintain and report the “key identifiers” for all claimants (such as their name, Social Security number, address, etc.) that are used to determine Medicare status on a regular basis and determine all claimant’s Medicare status before settling any injury claim. These steps are required to ensure that Medicare is alerted to primary payer obligations and to seek reimbursement. Primary payers routinely fail to fulfill these two duties, leaving Medicare in the dark and footing the bill. The result is a loophole for insurers, as Medicare relies on primary payer reporting to identify payment or reimbursement obligations. The Company has proved that in some instances primary payers have as little as a 2% reporting rate, thus failing to comply with the law 98% of the time.

The Company developed MSP Recovery Clearinghouse in an effort to reduce or eliminate this problem. MA Plans have and continue to provide claims data to the Company, including lists of beneficiaries along with diagnosis and treatment codes, and payment data. The Company aggregates this data into the MSP Recovery Clearinghouse, which compares the information with other publicly available sources. Proprietary algorithms then analyze these unique data sets against the list of beneficiaries to discover compensable Claims. The MSP Recovery Clearinghouse’s three-step data comparison & claim identification process reveals the full universe of beneficiaries and both reported and unreported Claims.

•
Step One: Gather the Data Sets. Through a simple electronic query, primary payers can provide to the MSP Recovery Clearinghouse a report with “key identifiers” for all insureds who have made and/or settled claims.
•
Step Two: Discover Reimbursable Claims. The MSP Recovery Clearinghouse applies algorithms and data matching protocols to identify any claimant matches between the primary payer and Medicare Advantage plans, generating a report of what the Primary Payer owes for unreimbursed conditional payments.
•
Step Three: Quality Control. The parties engage in quality-control procedures to ensure the validity of the generated report.

The amount owed is calculated and a demand to settle is made. If no agreement can be reached, the litigation moves forward. The MSP Recovery Clearinghouse model may also be used by primary payers to proactively resolve liens and ensure future compliance with federal law.

Chase to Pay

Over time, the Company believes that a large part of the flaws that exist in the marketplace can be significantly improved by the solutions that can be achieved by our “Chase to Pay” model. Chase to Pay is a near real-time analytics driven platform that identifies the proper primary insurer at the point of care or close enough in proximity for payers to determine primary and secondary payers. Chase to Pay is intended to plug into near real-time medical utilization platforms used by providers at the points of care. Rather than allow an MAO to make a wrongful payment whereby the payer needs to chase down the primary payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making a wrongful payment and ensure that the correct payer pays in the first instance. Furthermore, the primary payer typically will make payments at a higher multiple than the MAO would have paid, and MSP will be entitled to receive its portion of the Recovery Proceeds on the amounts paid by the primary payer. Chase to Pay is powered, in part, by Palantir’s Foundry platform utilizing LifeWallet’s industry knowledge.

As Chase to Pay was designed to work at or around the point of care, it is expected to substantially decrease legal costs of recovery. As a result, when implemented, Chase to Pay is expected to improve the net recovery margin as the recovery multiple grows and variable legal costs to recover decline. As a result of having already received data from insurance carriers we've settled with for historical claims, and based on the agreement with said carriers to receive data daily therefrom for one year from the date of the settlement, the Chase to Pay model can be utilized to the extent that we can match the insurance carrier with Claims data received from our Assignors.

Although we have not yet generated revenue from this model, some customers send data to LifeWallet on a monthly or quarterly basis. The Company is working to increase the number of customers that provide daily data outputs. We are currently in the process of determining the pricing and form of these arrangements. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analytics, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.

Claims Recovery Services

We may also recognize Claims recovery service revenue from our services to customers to assist those entities with the pursuit of Claims recovery rights. We provide services to other parties to identify recoverable Claims and provide data matching and legal services. Under our Claims recovery services model, we do not own the rights to Claims but provide our services for a fee based on budgeted expenses for the month with an adjustment for the variance between budget and actual expense from the prior month.

We were a party to that certain Recovery Services Agreement (the “MSP RH Series 01 Recovery Services Agreement”), dated as of October 23, 2020, by and between MSP Recovery Holdings Series 01, LLC (“MSP RH Series 01”) and MSP Recovery, pursuant to which MSP Recovery provided services including identifying, processing, prosecuting, and recovering money for certain Claims of MSP RH Series 01. On March 29, 2023, this service fee agreement was terminated in connection with the series of agreements discussed in further detail in the Hazel Transactions section of Note 4, Asset Acquisitions.

The fees received pursuant to this agreement are related to expenses incurred and are not tied to the Billed Amount or potential recovery amounts. Although we believe our future business to be highly tied to the recovery model and Chase to Pay, we will continue to enter into these contracts as the market dictates.

Recent Updates

Recent Settlements

On July 16, 2024, the Company reached a comprehensive settlement (the “July 2024 Settlement”) with a group of affiliated property and casualty insurers (“P&C Insurers”). The terms of the confidential settlement agreements include:

•
The P&C Insurers’ agreement to provide ten years of historical data (identifying all claims processed from January 1, 2014, through the effective date) and data sharing of future claims, extending out for one year, assisting LifeWallet in reconciling its current and future assigned Medicare claims to be able to collect on owned claims that are owed as a result of failure to pay or reimburse;
•
The P&C Insurers’ Implementation of LifeWallet’s coordination of benefits clearinghouse solution;
•
A 10-year agreement to resolve cooperatively, or through binding mediation, relevant Medicare claims (liens) that LifeWallet owns today and in the future;
•
The P&C Insurers’ agreement that they are primary payers for any unreimbursed Medicare lien that the Company identifies from data sharing, and the P&C Insurers’ agreement to assign all rights to collect against other third parties that either failed to pay liens or collected twice from Medicare funds and the P&C Insurers; and
•
A confidential cash payment to settle historical Claims.

On August 19, 2024, the Company announced a $3.1 million cash settlement (the “August 2024 Settlement”) with a pharmaceutical manufacturer in a case where the Company alleged that the manufacturer increased the price of a drug in violation of antitrust laws.

The revenue generated from the July 2024 Settlement and the August 2024 Settlement is included within the Claims recovery income in the condensed consolidated statement of operations for the three and nine months ended September 30, 2024.

Notice of Non-Compliance with Nasdaq Listing Requirements

On June 7, 2024, the Company was notified by Nasdaq Listing Qualifications staff (the “Staff”) that the Company was non-compliant with Nasdaq’s Bid Price Requirement as the closing bid price for the Company’s Class A Common Stock had fallen below $1.00 per share for 30 consecutive business days (April 25, 2024 through June 6, 2024). Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company is provided with a compliance cure period of 180 calendar days, or until December 4, 2024, to regain compliance with the Bid Price Requirement. On September 25, 2024, stockholders holding at least a majority of our outstanding voting capital stock, including our Class A Common Stock and Class V Common Stock, approved by written consent a resolution authorizing the Board of Directors to amend the Company’s Charter, to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock at a reverse stock split ratio ranging from 1:3 to 1:30, and to authorize the Company’s Board of Directors to determine, at its discretion, the timing of the amendment and the specific ratio of the Reverse Stock Split. As announced on November 12, 2024, the Board determined to proceed with the Reverse Stock Split at a ratio of 1:25, which it expects to be effectuated by the open of business on November 18, 2024. The Reverse Stock Split would cause the amounts of Class A Common Stock and Class V Common Stock of 30,975,324 and 124,067,498, respectively, as of September 30, 2024, to result in 1,239,013 and 4,962,700 after giving effect to the Reserve Stock Split.

If the Company does not regain compliance during such 180-day compliance period, the Company may be eligible to transfer its listing to the Nasdaq Capital Market, so as to take advantage of the additional 180-day compliance period offered on that market, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other applicable initial listing standards for Nasdaq, and provides a written notice of its intention to cure this deficiency during the second compliance period. If it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

Key Factors Affecting Our Results

Our Claims Portfolio

We differ from some of our competitors because we obtain our recovery rights through irrevocable assignments. When we are assigned these rights, we take on the risk that such Claims may not be recoverable. We are entitled to pursue a portion of any recovery rights associated with approximately $1,591 billion in Billed Amount (and approximately $380 billion in Paid Amount), which contained approximately $87.8 billion in Paid Value of Potentially Recoverable Claims, as of September 30, 2024. We are typically entitled to 100% of recovery rights pursuant to our CCRAs, but contractually obligated to pay 50% of gross recoveries to the Assignor. In certain cases, we have purchased from our Assignors the rights to 100% of the recovery. By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate substantial annual recovery revenue at high profit margins for our assigned Claims. In litigation, our experienced management and legal teams provide us with a competitive advantage. While our model of being assigned the Claim rights allows us the flexibility to direct the litigation and potentially generate higher margins, we have, on an opportunistic basis, paid the Assignor an upfront purchase price for these rights.

To date, we have not generated substantial revenue from our Claims portfolio, and our business model is dependent on achieving revenue from this model in the future. If we are unable to recover the upfront purchase price from the assigned Claims or the investments we have made in pursuing recoveries, it would have an adverse effect on our profitability and business.

Our potential Claims recovery income in a given period will be impacted by the amount of Claims we review and ultimately pursue. The number of Claims that we review is driven by the Claims we receive through assignment. As we are assigned more Claims, we can review the Claims and identify additional recoveries. To expand our Assignor base and obtain more Claims, we plan to implement new strategies to secure new Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, as well as other marketing strategies. Our Assignors have grown from 32 in 2015, to 105 in 2018, to 123 in 2019, to 134 in 2020 and over 160 Assignors to date. If we are unable to continue to attract new Assignors to our platform, this could adversely affect future profitability.

In addition to obtaining new Claims, our ability to collect on identified Claims at our estimated multiples is key to our future profitability. Pursuant to the MSP Act, we believe we are entitled to pursue reasonable and customary rates. Under existing statutory and case law, the private cause of action under the MSP Act permits the pursuit of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. In addition to double damages, federal law provides express authority to pursue statutory interest from primary payers on any amounts owed.

As a result, we may pursue double damages and statutory interest in our MSP Act-related recoveries. We seek to recover these amounts under either the recovery model or the Chase to Pay model. Federal law also expressly provides MAOs with the right to charge providers for the Billed Amount when accident-related liability exists. Per the terms of various legal services agreements that MSP Recovery has with the Law Firm, for legal services provided, the Law Firm would receive a percentage of the total Claim recovery which would include double damages and additional penalties. Our ability to pursue double damages may be impacted by the RAMP Act as disclosed in Note 13, Commitments and Contingencies.

Our Claims recovery revenue is typically recognized upon reaching a binding settlement or arbitration with a counterparty or when the legal proceedings, including any appellate process, are resolved. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition, and operating results. Of the Claims identified as potentially recoverable, relating to our accident-related cases as of September 30, 2024, approximately 86.8% of claims are already in the recovery process, which are claims where either the recovery process has been initiated, data has been collected and matched, or resolution discussions are in process.

Key Performance Indicators

To evaluate our business, key trends, risks and opportunities, prepare projections, make strategic decisions, and measure our performance, we track several key performance indicators (“KPIs”). As our company has yet to achieve significant revenues and the drivers of expected revenues require significant lead time before revenue can be generated, management utilizes KPIs to assist in tracking progress, and believes such KPIs are useful in evaluating the performance of our business, in addition to our financial results prepared in accordance with GAAP. The KPIs are Total Paid Amount, Paid Value of Potentially Recoverable Claims, Billed Value of Potentially Recoverable Claims, Recovery Multiple, and Penetration Status of Portfolio.

Total Paid Amount: The term Paid Amount is defined in the Definitions section above. As we continue to expand, we anticipate our revenue growth will be greatly dependent on our ability to increase the total Paid Amount and, correspondingly, the Paid Value of Potentially Recoverable Claims, in our portfolio. The Company’s Paid Amount may increase or decrease over time based on a number of factors, including, but not limited to, receiving new data from existing or new Assignors, and changes to our data processing procedures. Management believes this metric is a useful measure to investors and is useful in managing or monitoring company performance because we view an increase in Paid Amount as a positive indicator as it should provide the Company with the ability to increase the Paid Value of Potentially Recoverable Claims. Conversely, a decrease would produce a diminishing expectation of the Paid Value of Potentially Recoverable Claims.

Paid Value of Potentially Recoverable Claims (“PVPRC”): The term PVPRC is defined in the Definitions section above. We analyze our Claims portfolio and identify potentially recoverable Claims using our Algorithms to comb through historical paid Claims data and search for potential recoveries. The Company’s PVPRC may increase or decrease over time based on a number of factors, including, but not limited to, receiving new data from existing or new Assignors, changes to our data processing procedures, changes, developments, improvements or the elimination of Algorithms that identify potentially recoverable Claims, a decision by management not to litigate certain potentially recoverable Claims, or litigation updates affecting the viability of certain potentially recoverable Claims. PVPRC is a measure of the Paid Amount that has been paid to providers in respect of those potentially recoverable Claims. Management believes this measure provides a useful metric for potential recoveries, but it is not a measure of the actual amount that may be recovered with respect to potentially recoverable Claims, which in turn may be higher or lower based on a variety of factors. As non-compliance with Section 111 reporting requirements is commonplace, responsible reporting entities (RRE) routinely fail to report their responsibility to make primary payments; for this reason, data matching is often required to determine which reporting entity is responsible to reimburse a given potentially recoverable Claim. Our ability to generate future Claims recovery income is largely dependent on our ability to accurately identify potentially recoverable Claims through our data analytics and ultimately recover on these Claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in PVPRC as a positive indicator as it should provide the Company with the ability to increase Claims recovery income and otherwise shows growth.

Billed Value of Potentially Recoverable Claims (“BVPRC”): BVPRC represents the cumulative Billed Amount of potentially recoverable Claims. We analyze our Claims portfolio and identify potentially recoverable Claims using Algorithms to comb through historical paid Claims data and search for potential recoveries. The Company’s BVPRC may increase or decrease over time based on a number of factors, including, but not limited to, receiving new data from existing or new Assignors, changes to our data processing procedures, changes, developments or the elimination of Algorithms that identify potentially recoverable Claims, a decision by management not to litigate certain potentially recoverable Claims, or litigation updates affecting the viability of certain potentially recoverable Claims. For a majority of our Claims, the Company believes it has the ability to recover in excess of the Paid Amount by pursuing the Billed Amount plus interest plus double damages under applicable law. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. We believe federal law expressly provides MAOs with the right to charge, or authorize the provider of such services to charge, in accordance with the charges allowed under a law, plan, or primary plan policy. We believe our ability to generate future Claim recovery income is largely dependent on our ability to accurately identify potentially recoverable Claims through our data analytics and ultimately recover on these Claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in BVPRC as a positive indicator as it should provide the Company with the ability to increase Claims recovery income and otherwise shows growth.

Recovery Multiple: The vast majority of our recoveries are sought pursuant to the MSP Laws; however, some recoveries are sought under product liability, antitrust, and other various causes of action. For recoveries sought pursuant to the MSP Laws, we generally pursue amounts in excess of the Paid Amount; in other cases, the cause of action will dictate the amount pursued. The Recovery Multiple is the amount of any generated Claims recovery income obtained by the Company in respect to any Claims as compared to the Paid Amount of those Claims (e.g., if a given Claim had a Paid Amount of $100, a $600 recovery would represent a Recovery Multiple of 6x). For these purposes, we record values under the Recovery Multiple once we have recorded Claims recovery income, either through the receipt of cash or recognition of accounts receivable on the Claims. Management believes this metric is useful to investors to manage or monitor the Company’s performance because the Recovery Multiple provides a measure of our ability to recover on Claims recovery rights. A Recovery Multiple above 1x would illustrate the Company’s ability to recover amounts in excess of the Paid Amount. As actual recoveries have been limited to date, this measure has limited utility for historical periods. However, management believes this measure will become more meaningful during the next 12 months and beyond to the extent the Company begins to report actual increases in recoveries during those periods. As of September 30, 2024, the Company has obtained settlements where the Recovery Multiple was or would be in excess of the Paid Amount, and settlements at or below the paid amount. However, these settlements do not provide a large enough sample to be statistically significant and are therefore not shown in the table. As the Recovery Multiple is based on actual recoveries, this measure is not based on the Penetration Status of Portfolio, as described below.

Penetration Status of Portfolio: Penetration Status of Portfolio provides a measure of the Company’s recovery efforts by taking into account the current stages of recovery of Claims in the portfolio and tying it in with the estimated market share of the related primary payers. The total percentage represents the estimated aggregate market share for the respective primary payers in which the Company is in some stage of recovery. As the Company initiates additional recovery efforts against additional primary payers, the Company expects this number to increase. These stages of recovery include where (1) the recovery process has been initiated, (2) data has been collected and matched, or (3) potential resolution discussions are in process. The Company uses third-party sources to estimate the aggregate market share of those primary payers in the property and casualty auto insurance market with whom the Company is engaged in one of these stages of recovery. Management believes this metric is useful to investors and in managing or monitoring company performance because it provides insight as to the estimated share of the market that is covered by existing recovery efforts. We estimate that cases that are in the potential resolution discussions and/or data matching are closer to generating potential future Claims recovery income.

$ in billions	Nine Months Ended September 30, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Paid Amount	$380.5	$369.8	$374.8
Paid Value of Potentially Recoverable Claims(2)	87.8	88.9	89.6
Billed Value of Potentially Recoverable Claims	375.3	373.5	377.8
Recovery Multiple	N/A(1)	N/A	N/A
Penetration Status of Portfolio	86.8%	86.8%	85.8%
(1)
During the nine months ended September 30, 2024, the Company has received total recoveries of $9.9 million. However, the settlement amounts do not provide a large enough sample to be statistically significant, and are therefore not shown in the table.
(2)
On August 10, 2022, the United States Court of Appeals, Eleventh Circuit held that a four-year statute of limitations period applies to certain claims brought under the Medicare Secondary Payer Act’s private cause of action, and that the limitations period begins to run on the date that the cause of action accrued. This opinion may render certain Claims held by the Company unrecoverable and may substantially reduce PVPRC and BVPRC as calculated. As our cases were filed at different times and in various jurisdictions, and prior to data matching with a defendant we are not able to accurately calculate the entirety of damages specific to a given defendant, we cannot calculate with certainty the impact of this ruling at this time. However, the Company has deployed several legal strategies (including but not limited to seeking to amend existing lawsuits in a manner that could allow claims to relate back to the filing date as well as asserting tolling arguments based on theories of fraudulent concealment) that would apply to tolling the applicable limitations period and minimizing any material effect on the overall collectability of its claim rights. In addition, the Eleventh Circuit decision applies only to district courts in the Eleventh Circuit. Many courts in other jurisdictions have applied other statutes of limitations to the private cause of action, including borrowing the three-year statute of limitations applicable to the government’s cause of action; and borrowing from the False Claims Act’s six-year period. The most recent decision on the issue from the District Court of Massachusetts, for example, applies the same statute of limitations as Eleventh Circuit, but expressly disagrees with the Eleventh Circuit’s application of the “accrual” rule and instead adopted the notice-based trigger that the company has always argued should apply. This would mean that the limitations period for unreported claims has not even begun to accrue. This is a complex legal issue that will continue to evolve in jurisdictions across the country. Nevertheless, if the application of the statute of limitations as determined by the Eleventh Circuit was applied to all Claims assigned to us, we estimate that the effect would be a reduction of PVPRC by approximately $9.9 billion. As set forth in our Risk Factors, PVPRC is based on a variety of factors. As such, this estimate is subject to change based on the variety of legal claims being litigated and statute of limitations tolling theories that apply.

Key Components of Our Results of Operations

The following represent the components of our results of operations.

Revenue

Claims recovery income

Our primary income-producing activities are associated with the pursuit and recovery of proceeds related to Claims recovery rights that the Company obtains through CCRAs, which are irrevocably assigned to us. As such, this income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of Claims recoveries from rights we own. We recognize Claims recovery income based on a gain contingency model; that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.

In some cases, we would owe an additional payment to the original Assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as we are entitled to the full value of recovery proceeds and make payment to the original Assignor similar to a royalty arrangement. Such payments to our Assignors are recognized as cost of Claims recovery in the same period the Claims recovery income is recognized.

Claims recovery service income

In the past, we have recognized Claims recovery service income for our services to a related party and a third party to assist those entities with pursuit of Claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise Claims recovery services, which are recognized over time using a time-based progress measure. We enter into Claims recovery service contracts with third parties. Amounts payable for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.

The Company did not recognize any claims recovery service income during the three and nine months ended September 30, 2024.

Other revenue

Other revenue consists of fee revenue generated by the Company’s new electronic health records (“EHR”) platform, which went live in the second quarter of 2024. Other revenue was not significant for the three and nine months ended September 30, 2024.

Operating Expenses

Costs of revenue

Costs of revenue consist of all directly attributable costs specifically associated with Claims processing activities, including contingent payments payable to Assignors (i.e., settlement expenses) and any other revenue generating activity.

Claims amortization expense

Claims Amortization Expense consists of the amortization of CCRA intangible assets for those CCRAs in which we made upfront payments or commitments in order to acquire Claims recovery rights.

General and administrative expenses

General and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, sales, and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include wages and bonuses. General and administrative expenses also consist of rent, IT costs, insurance, and other office expenses.

As we continue to grow as a company and build our team, we expect that our general and administrative costs will increase.

Allowance for credit losses

Allowance for credit losses consists of a specific reserve for a receivable amount due from Cano. Due to its material nature, it is included separately in the condensed consolidated statement of operations.

Professional fees

Professional fees consist of consulting, accounting, and other professional fees that are charged for services provided by third-party vendors.

Professional fees – legal

Professional fees – legal consists of payments for the expenses of the Law Firm covered by a certain Legal Services Agreement and other legal professional services from third-party providers, including payments to co-counsel.

Depreciation and amortization

Depreciation and amortization expense consist of depreciation and amortization of property and equipment related to our investments in leasehold improvements, office and computer equipment, and internally generated capitalized software development costs. We provide for depreciation and amortization using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Interest Expense

Interest expense includes interest paid on the Nomura Note, Hazel Working Capital Credit Facility and Purchase Money Loan, Virage transactions (see Note 4, Assets Acquisitions), Yorkville Advances, and Loans from related parties.

Other Income (Expense)

Other income consists of equity investment earnings, some affiliate related income, mark-to-market gain (loss) for payments due in stock, invoice cancellations, settlement income, and interest income. Other expenses consist of bank service charges, airing fees, tax penalties, settlement expense, political contributions and donations, and some affiliate related expenses.

Changes in Fair Value of Warrant and Derivative Liabilities

Changes in fair value of warrants and derivative liabilities consists of the mark-to-market of warrant liabilities due to Public Warrants and Virage Warrants as noted in Note 3, Business Combination.

Income Tax Benefit

As a result of the Business Combination, the Company became the sole managing member of MSP Recovery, which is treated as a partnership for U.S. federal, state, and local income tax purposes. As a partnership, MSP Recovery is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by MSP Recovery is passed through to and included in the taxable income or loss of its partners, including MSP Recovery, Inc. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to the Company’s allocable share of income of MSP Recovery. The Company’s deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and the Company’s tax basis. The balances are stated at the tax rates in effect when the temporary differences are expected to be recovered or settled. The Company reviewed the anticipated future realization of the tax benefit of the Company’s existing deferred tax assets and concluded that it is more likely than not that all of the deferred tax assets will not be realized in the future.

Results of Operations

Three months ended September 30, 2024 versus three months ended September 30, 2023

The following table sets forth a summary of our condensed consolidated results of operations for the three months ended September 30, 2024 to three months ended September 30, 2023 indicated.

	Three Months Ended September 30,
(In thousands, except for percentages)	2024	2023	$ Change	% Change
Claims recovery income	$3,577	$440	$3,137	713%
Other	91	—	91	100%
Total Revenue	$3,668	$440	$3,228	734%
Operating expenses
Cost of revenue	1,671	574	1,097	191%
Claims amortization expense	121,007	121,008	(1)	(0)%
General and administrative	5,329	6,130	(801)	(13)%
Professional fees	3,248	2,466	782	32%
Professional fees - legal	2,213	6,871	(4,658)	(68)%
Depreciation and amortization	71	85	(14)	(16)%
Total operating expenses	133,539	137,134	(3,595)	(3)%
Operating Loss	$(129,871)	$(136,694)	$6,823	(5)%
Interest expense	(106,653)	(88,279)	(18,374)	21%
Other income (expense), net	799	408	391	96%
Change in fair value of warrant and derivative liabilities	45,341	348	44,993	12,929%
Net loss before provision for income taxes	$(190,384)	$(224,217)	$33,833	(15)%
Provision for income tax expense	—	—	—	—%
Net loss	$(190,384)	$(224,217)	$33,833	(15)%
Less: Net (income) loss attributable to non-controlling interests	160,537	204,462	(43,925)	(21)%
Net loss attributable to MSP Recovery, Inc.	$(29,847)	$(19,755)	$(10,092)	51%

Claims recovery income. Claims recovery income increased by $3.1 million to $3.6 million for the three months ended September 30, 2024 compared to the same period in the prior year, driven by increased settlements during the period.

Other revenue. Other revenue was $0.1 million for the three months ended September 30, 2024. The increase is related to a new service introduced in the second quarter of 2024.

Cost of revenue. Cost of revenue increased by $1.1 million to $1.7 million, for the three months ended September 30, 2024 compared to the same period in the prior year, driven by Assignor and law firm costs, which are directly correlated to the increase in claims recovery income.

Claims amortization expense. Claims amortization expense remained constant in three months ended September 30, 2024, as compared to the same period in the prior year.

General and administrative. General and administrative expenses decreased by $0.8 million to $5.3 million for the three months ended September 30, 2024 compared to the same period in the prior year, primarily driven by decreases in marketing and promotions of $0.5 million, rent expense of $0.1 million, dues subscriptions and licenses of $0.1 million, and insurance expenses of $0.1 million. These decreases were partially offset by increases of $0.1 million in salaries, benefits and payroll expenses.

Professional fees. Professional fees increased by $0.8 million to $3.2 million for the three months ended September 30, 2024 compared to the same period in the prior year, primarily driven by an increase of $1.5 million in corporate legal fees and $0.4 million in consulting fees, offset by a $0.7 million reduction in accounting fees, and a $0.5 reduction in other professional fees.

Professional fees – legal. Professional fees – legal decreased by $4.7 million to $2.2 million for the three months ended September 30, 2024 compared to the same period in the prior year, primarily due to fees to outsourced law firms being managed by the Law Firm.

Interest expense. Interest expense increased by $18.4 million to $106.7 million in the three months ended September 30, 2024 compared to the same period in the prior year, primarily driven by an increase due to the guaranty obligation, the new Hazel Working Credit Facility and Purchase Money Loan, as well as increases in the basis for which interest is incurred on our Claims financing obligations and accrued interest on the related party loan.

Other income (expense), net. Other income, net increased by $0.4 million for the three months ended September 30, 2024 compared to the same period in the prior year, primarily due to a $0.4 million gain on debt extinguishment.

Change in fair value of warrant and derivative liabilities. The change in fair value of warrant and derivative liabilities increased $45.0 million to $45.3 million for the three months ended September 30, 2024 compared to the same period in the prior year. For the three months ended September 30, 2024, the $45.3 million gain related to a mark-to-market adjustment to the fair value of Public Warrants and Virage Warrants. For the three months ended September 30, 2023, the $0.3 million gain related to a mark-to-market adjustment to the fair value of Public Warrants.

Nine months ended September 30, 2024 versus nine months ended September 30, 2023

The following table sets forth a summary of our condensed consolidated results of operations for the nine months ended September 30, 2024 to nine months ended September 30, 2023 indicated.

	Nine Months Ended September 30,
(In thousands, except for percentages)	2024	2023	$ Change	% Change
Claims recovery income	$9,879	$6,479	$3,400	52%
Claims recovery service income	—	498	(498)	(100)%
Other	127	—	127	100%
Total Revenue	$10,006	$6,977	$3,029	43%
Operating expenses
Cost of revenue	3,453	1,972	1,481	75%
Claims amortization expense	363,027	355,481	7,546	2%
General and administrative	17,145	20,691	(3,546)	(17)%
Professional fees	12,030	15,611	(3,581)	(23)%
Professional fees - legal	9,146	25,889	(16,743)	(65)%
Allowance for credit losses	—	5,000	(5,000)	(100)%
Depreciation and amortization	206	182	24	13%
Total operating expenses	405,007	424,826	(19,819)	(5)%
Operating Loss	$(395,001)	$(417,849)	$22,848	(5)%
Interest expense	(306,596)	(204,287)	(102,309)	50%
Other income (expense), net	1,140	8,697	(7,557)	(87)%
Change in fair value of warrant and derivative liabilities	121,625	4,247	117,378	2,764%
Net loss before provision for income taxes	$(578,832)	$(609,192)	$30,360	(5)%
Provision for income tax expense	—	—	—	—%
Net loss	$(578,832)	$(609,192)	$30,360	(5)%
Less: Net (income) loss attributable to non-controlling interests	504,967	576,301	(71,334)	(12)%
Net loss attributable to MSP Recovery, Inc.	$(73,865)	$(32,891)	$(40,974)	125%

Claims recovery income. Claims recovery income increased by $3.4 million for the nine months ended September 30, 2024 compared to the same period in the prior year, driven by increased settlements during the period.

Claims recovery service income. Claims recovery service income decreased by $0.5 million to $0 for the nine months ended September 30, 2024 compared to the same period in the prior year, driven by third-party service fees related to a contract that expired during 2023 and did not renew.

Other revenue. Other revenue was $0.1 million for the nine months ended September 30, 2024. The increase is related to a new service introduced in the second quarter of 2024.

Cost of revenue. Cost of revenue increased by $1.5 million to $3.5 million, for the nine months ended September 30, 2024 compared to the same period in the prior year, driven by assignor and law firm costs, which are directly correlated to the increase in claims recovery income.

Claims amortization expense. Claims amortization expense increased by $7.5 million to $363.0 million for the nine months ended September 30, 2024 compared to the same period in the prior year, primarily driven by increased amortization due to the acquisition of CCRAs.

General and administrative. General and administrative expenses decreased by $3.5 million to $17.1 million for the nine months ended September 30, 2024 compared to the same period in the prior year, primarily driven by a decrease in marketing and promotions of $3.3 million, salaries, benefits and payroll expenses and taxes of $0.2 million, and insurance of $0.3 million, offset primarily by an increase in rent expense of $0.2 million and information technology expenses of $0.2 million, mainly data storage, among others.

Professional fees. Professional fees decreased by $3.6 million to $12.0 million for the nine months ended September 30, 2024 compared to the same period in the prior year, primarily driven by a $4.1 million reduction in consulting fees, $3.0 million management fees in 2023 that did not reoccur in 2024, and $1.2 million reduction in other professional fees, offset by an increase of $4.7 million in corporate legal fees.

Professional fees – legal. Professional fees – legal decreased by $16.7 million to $9.1 million for the nine months ended September 30, 2024 compared to the same period in the prior year, primarily due to fees to outsourced law firms being managed by the Law Firm.

Allowance for credit losses. Allowance for credit losses for the nine months ended September 30, 2023 was $5.0 million, entirely related to an amount due from Cano which has been reserved considering their public filings which included a substantial doubt about Cano’s ability to continue as a going concern. No changes to such reserves occurred during the nine months ended September 30, 2024.

Interest expense. Interest expense increased by $102.3 million to $306.6 million in the nine months ended September 30, 2024 compared to the same period in the prior year, primarily driven by an increase due to the guaranty obligation, the new Hazel Working Credit Facility and Purchase Money Loan, as well as increases in the basis for which interest is incurred on our Claims financing obligations and accrued interest on the related party loan.

Other income (expense), net. Other income, net decreased by $7.6 million for the nine months ended September 30, 2024 compared to the same period in the prior year, primarily due to a $4.6 million gain on sale of CCRAs during 2023 that did not reoccur in 2024, and a $3.4 million reduction in the mark-to-market gain on liability payable in stock, which were partially offset by $0.4 million gain on debt extinguishment.

Change in fair value of warrant and derivative liabilities. The change in fair value of warrant and derivative liabilities increased $117.4 million to $121.6 million for the nine months ended September 30, 2024 compared to the same period in the prior year. For the nine months ended September 30, 2024, the $121.6 million gain related to a mark to market adjustment to the fair value of Public Warrants and Virage Warrants. For the nine months ended September 30, 2023, the $4.4 million gain in 2023 related to a mark to market adjustment to the fair value of Public Warrants.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with GAAP, this Quarterly Report also contains non-GAAP financial measures. We consider “adjusted net loss” and “adjusted operating loss” as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate the Company’s ongoing operating performance on a consistent basis across reporting periods. We believe these measures provide useful information to investors. Adjusted net loss represents net loss adjusted for certain non-cash and non-recurring expenses, and adjusted operating loss items represent operating loss adjusted for certain non-cash and non-recurring expenses. A reconciliation of these non-GAAP measures to their most relevant GAAP measure is included below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
GAAP Operating Loss	$(129,871)	$(136,694)	$(395,001)	$(417,849)
Professional fees paid in stock	416	1,875	1,484	1,875
Claims amortization expense	121,007	121,008	363,027	355,481
Allowance for credit losses	—	—	—	5,000
Adjusted Operating Loss	$(8,448)	$(13,811)	$(30,490)	$(55,493)

GAAP Net Loss	$(190,384)	$(224,217)	$(578,832)	$(609,192)
Professional fees paid in stock	416	1,875	1,484	1,875
Claims amortization expense	121,007	121,008	363,027	355,481
Allowance for credit losses	—	—	—	5,000
Interest expense (1)	103,336	88,279	302,101	204,287
Change in fair value of warrant and derivative liabilities	(45,341)	(348)	(121,625)	(4,247)
Adjusted Net Loss	$(10,966)	$(13,403)	$(33,845)	$(46,796)

(1) Interest expense included above excludes any interest expense payments made in cash during the three and nine months ended September 30, 2024.

Liquidity and Capital Resources

Going Concern

As an early-stage growth company, the Company has incurred substantial net losses since inception. As of September 30, 2024, the Company had unrestricted cash totaling $4.7 million, and as of October 31, 2024, the company had unrestricted cash totaling $5.6 million. The Company has incurred recurring losses and negative cash flows since inception and has an accumulated deficit of $159.4 million as of September 30, 2024. For the nine months ended September 30, 2024, the Company used approximately $17.9 million of cash in operations. The Company’s liquidity will depend on the ability to generate substantial revenue in the near future, the timing and amount of which is uncertain, as well as its ability to secure funding from additional third-party capital sources. The Company’s principal liquidity needs have been working capital, debt service, and Claims financing obligations.

The Company anticipates sources of liquidity to include the Working Capital Credit Facility and the Yorkville SEPA as disclosed in Note 10, Claims Financing Obligations and Notes Payable, and has taken several actions to address liquidity concerns, including actions enumerated below. However, as discussed further below, the Company has concluded management’s plans were not sufficient to alleviate the substantial doubt:

1.
On March 29, 2023, the Company’s subsidiary, Subrogation Holdings, LLC and its parent, MSP Recovery, entered into the Working Capital Credit Facility consisting of commitments to fund up to $48 million in proceeds. Certain terms were amended to the Working Capital Credit Facility, which were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023. See summary in “Hazel Working Capital Credit Facility and Hazel Purchase Money Loan” in Note 10, Claims Financing Obligations and Notes Payable. On August 2, 2024, HPH agreed to, among other things, (i) extend the period for the Company draw up to $14 million for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025 and (ii) provide for a $2.0 million loan to be funded by August 31, 2024 for the purpose of acquiring the New Claims. The Company has $5.25 million of remaining capacity for working capital under the Operational Collection Floor as of the date of this filing.

2.
On November 13, 2023, the Company entered into the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (“Second Virage MTA Amendment”), which extended the due date for the payment obligations to Virage to December 31, 2024. See summary in Note 4, Asset Acquisitions. On April 1, 2024, the Company entered into the MTA Amendment No. 3 and Amendment No. 2 to the Amended and Restated Security Agreement (“Third Virage MTA Amendment”), which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM. The VRM Full Return guaranty obligation became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.
3.
On November 13, 2023, the Company entered into the Second Amended and Restated Nomura Note (defined in Note 3, Business Combination), which extended the maturity date of the Nomura Note to December 31, 2024. See summary in Note 10, Claims Financing Obligations and Notes Payable. On March 26, 2024, the Company entered into the Third Amended and Restated Nomura Promissory Note, which extended the maturity date of the Nomura Note to September 30, 2025. The note became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.
4.
On November 14, 2023, the Company entered into the Yorkville SEPA, which included the issuance of Convertible Notes to Yorkville having aggregate principal amounts of up to $15.0 million in connection with the purchase of Class A Common Stock. See summary in “Committed Equity Facility” within Note 10, Claims Financing Obligations and Notes Payable. On April 8, 2024, the maturity date of the Convertible Notes was extended to September 30, 2025. The Convertible Notes became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligations.

The Company has concluded that, despite the aforementioned financing arrangements, there is substantial doubt about its ability to continue as a going concern. Unless we are successful in raising additional funds through the offering of debt or equity securities, we have concluded it is probable we will be unable to continue to operate as a going concern beyond the next twelve months. In the event that the Company receives an audit report from its independent registered public accounting firm with an emphasis of matter paragraph as to going concern in connection with the Company’s audited annual financial statements, such event would result in an event of default in the aforementioned debt agreements, which would result in the debt becoming immediately due; however, the Company has received waivers from (i) Virage and VRM and (ii) HPH and Hazel if such an event were to occur for the year ending December 31, 2024.

Sources of Liquidity

As of September 30, 2024, the Company had unrestricted cash totaling $4.7 million. Over the next twelve months, the Company anticipates that its sources of liquidity will be its current cash on hand, the Working Capital Credit Facility and the Yorkville SEPA, as disclosed in Note 10 to the Financial Statements. As of September 30, 2024, the Company had $4.7 million of cash on hand, and $8.75 million of available capacity under the Working Capital Credit Facility. The Company has $5.25 million of remaining capacity for working capital under the Operational Collection Floor as of the date of this filing.

Hazel Working Capital Credit Facility

On March 29, 2023, Subrogation Holdings entered into an Amended and Restated Credit Agreement (the “Working Capital Credit Facility”) with Hazel Partners Holdings LLC (“HPH”), an affiliate of Hazel, as the lender and administrative agent, which provides for up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million in proceeds (in multiple installments), and a Term Loan B Commitment to fund up to $18 million in proceeds (in multiple installments), the funding of each conditioned on certain milestones. The amended terms to the Working Capital Credit Facility were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023 (as further amended by the amendments thereto dated December 15, 2023, December 22, 2023, and October 1, 2024, the “Hazel Credit Agreement”).

As of September 30, 2024, the Company had received funding with an aggregate amount of $20.5 million under Term Loan A, which was terminated in 2023. The parties agreed to increase the Term Loan B commitment from $18 million to $27.5 million, after giving effect to the original issue discount on the Working Capital Credit Facility, which would be funded in multiple installments and in accordance with the terms of the Working Capital Credit Facility. As of September 30, 2024, the Company received funding with an aggregate amount of $20.8 million under Term Loan B.

On August 2, 2024, Subrogation Holdings entered into a letter agreement to amend the Second Amended and Restated Credit Agreement (the “HPH Letter Agreement”) with HPH, which, among other things, provides for a $3.3 million loan (with a 40% original issue discount) to be funded by August 31, 2024 for the purpose of acquiring additional Claims (the “New Claims”) that will further collateralize the Working Capital Credit Facility. On August 29, 2024, the Company received funding of $2.0 million under the Operational Collection Floor for the purpose of acquiring the New Claims from an existing Assignor, and on August 30, 2024, the Company acquired recovery rights associated with the New Claims for $2.0 million. The parties formalized the terms of the HPH Letter Agreement in Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 1, 2024.

During the nine months ended September 30, 2024, the Company received under the Operational Collection Floor: (i) on August 2, 2024, $3.5 million of working capital for July and August 2024; (ii) on September 3, 2024, $1.75 million of working capital for September 2024; (iii) on October 2, 2024, $1.75 million of working capital for October 2024; and (iv) on October 24, 2024, $1.75 million of working capital for November 2024. The Company has $5.25 million of remaining capacity for working capital under the Operational Collection Floor as of the date of this filing.

Amounts borrowed and obligations under the Working Capital Credit Facility are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to Amendment No. 3 to Second Amended and Restated Credit Agreement, Term Loan A and Term Loan B of the Working Capital Credit Facility are subordinated to the Operational Collection Floor and collateralized by the New Claims.

MSP Principals Promissory Note

On June 16, 2022, the MSP Principals provided cash to the Company to finance operations in an aggregate amount of $112.8 million. The Company issued the MSP Principals Promissory Note to the MSP Principals in an aggregate principal amount of $112.8 million that has an annual interest rate of 4%, payable in kind, and matures on the day that is the four-year anniversary of the issuance. On the maturity date, the Company is required to pay the MSP Principals an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest. The promissory note is prepayable by the Company at any time, without prepayment penalties, fees or other expenses. In addition to the amounts in the Promissory Note, at the merger date with LCAP, the MSP Principals contributed $13.0 million through funds that had been loaned to VRM MSP to cover related service fees. A portion of the proceeds under the MSP Principals Promissory Note in an amount equal to $36.5 million was advanced to the Law Firm for certain operating expenses as contemplated by the Legal Services Agreement. The MSP Principals Promissory Note contains customary events of default that would allow the MSP Principals to declare the MSP Principals Promissory Note immediately due and payable or the MSP Principals Promissory Note will immediately and automatically become due and payable without notice, presentment, demand, protest or other request of any kind. In addition, the MSP Principals Promissory Note may be accelerated by the MSP Principals if the Board of Directors of the Company (excluding the MSP Principals) terminates the Legal Services Agreement.

During the year ended December 31, 2023, the Company received a $4.95 million loan from the Law Firm, evidenced by an unsecured promissory note, to provide general operational funding. The aggregate unpaid principal amount of this promissory note is due 24 months from the date of the last advance from the Working Capital Credit Facility is made. This promissory note is payable by the Company at any time, without prepayment penalties, fees, or other expenses. The note does not carry any interest and can be repaid at any time or from time to time without a prepayment penalty. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

Virage Amendments

On April 12, 2023, we entered into an amendment (the “Virage MTA Amendment”) to the Virage MTA and Virage Guaranty pursuant to which the VRM Full Return payment due date was extended from May 23, 2023 until September 30, 2024, subject to acceleration upon certain triggering events. The Virage MTA Amendment changed the payment methods to Virage to exclusively be, in the following order of priority: (a) a first priority lien on all sources of revenue of the Company not otherwise encumbered as of the date of the Virage MTA Amendment to the extent such revenues and liquidity exceed the amount of net of revenues necessary to establish and maintain an operating reserve (“Operating Reserve”) of $70 million (the Operating Reserve was reduced to $47.5 million on July 24, 2023) for certain Company expenses, (b) a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, (c) Parent’s sale of additional shares and delivery of proceeds to Virage, subject to certain anti-dilution provisions, (d) if not satisfied by the foregoing, a sale by Messrs. Ruiz and Quesada other shares of Messrs. Ruiz and Quesada, and the delivery of the resulting net cash proceeds thereof to VRM; provided that if the VRM Full Return is not fully paid by September 30, 2024 the VRM Full Return shall be payable by any of such payment methods in any order of priority. In addition, in connection therewith, Messrs. Quesada and Ruiz agreed to certain transfer restrictions applicable to their common stock, and agreed to effectuate sales of Company common stock in certain circumstances.

On November 13, 2023, the Company entered into the Second Virage MTA Amendment that extended the VRM Full Return payment due date to December 31, 2024, subject to acceleration upon certain triggering events. The Second Virage MTA Amendment also: (a) changed the Operating Reserve from $47.5 million to the budget of the Company (plus applicable taxes) plus 10%, and (b) required Virage and the Company negotiate and agree on a form of initial warrant and monthly warrant by no later than December 31, 2023. In addition, pursuant to the Second Virage MTA Amendment, on January 1, 2024, the Company was required to make a one-time, lump sum payment to Virage for the period starting May 24, 2023 and ending December 31, 2023, in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) warrants to purchase Class A common stock at $0.0001 per share, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A common stock for the five day period prior to the issuance.

Accordingly, the Company issued the VRM Warrants. The Initial Virage Warrant, as amended, was issued effective January 1, 2024 and entitles Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026. The Virage Warrants are recorded as warrant liability in the condensed consolidated balance sheet. Monthly Virage Warrants with effective dates prior to July 1, 2024 were issued, entitling Virage to purchase 58,129,012 shares of Class A Common Stock. Monthly Virage Warrants with effective dates falling within the quarter ending September 30, 2024 were issued, entitling Virage to purchase 91,033,992 shares of Class A Common Stock to settle interest payable for the months of June, July, and August, 2024. For the three and nine months ending September 30, 2024, the issuance of VRM Warrants settled $31.4 million and $145.9 million of interest, respectively. A Monthly Virage Warrant with an effective date of October 1, 2024 was issued after quarter end, entitling Virage to purchase 66,322,033 shares of Class A Common Stock to settle interest payable for the month of September 2024.

Until our obligations to Virage are paid in full, the Company has the option every month to continue to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

On April 1, 2024, the Company entered into the Third Virage MTA Amendment (the “Third Virage MTA Amendment”) which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) Messrs. John H. Ruiz and Frank C. Quesada would commence the sale of certain of their reserved shares, and the delivery of the resulting net cash proceeds thereof to VRM.

Amended and Restated Nomura Promissory Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura in a principal amount of approximately $24.5 million related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura, in connection with the consummation of the Business Combination (as defined herein).

On April 12, 2023, the Company amended and restated the promissory note originally issued on May 27, 2022 (the “First Amended and Restated Nomura Note”), increasing the principal amount to approximately $26.3 million, increasing the interest rate from 8.0% to 16% per annum, and extending the maturity date of the promissory note to September 30, 2024. On November 13, 2023, the Company amended and restated the First Amended and Restated Nomura Note (the “Second Amended and Restated Nomura Note”) to (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024, and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions. On March 26, 2024, the Company amended and restated the Second Amended and Restated Nomura Note (the “Third Amended and Restated Nomura Note”) to (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The amended note carries an interest rate of 16% per annum and Third Amended and Restated Nomura Note is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 26, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the promissory note together with all accrued and unpaid interest thereon. The balance of the unsecured promissory note and related interest are included within Claims financing obligations and notes payable in the condensed consolidated balance sheet. The note became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligation.

Yorkville SEPA

On January 6, 2023, we entered into a purchase agreement with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), pursuant to which Yorkville committed to purchase up to $1 billion in shares of Class A Common Stock, subject to certain limitations and conditions set forth therein. On November 14, 2023, we entered into the Yorkville SEPA, which fully amended and restated the January 6, 2023 agreement.

Pursuant to the Yorkville SEPA, the Company has the right to sell to Yorkville up to $250.0 million of its Class A Common Stock, subject to certain limitations and conditions set forth in the Yorkville SEPA, from time to time during the term of the Yorkville SEPA. Sales of Class A Common Stock to Yorkville under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Class A Common Stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Pursuant to the terms and conditions set forth in the Yorkville SEPA, the Company has the right, but not the obligation, from time to time at its discretion until the Yorkville SEPA is terminated to direct Yorkville to purchase a specified number of shares of Class A Common Stock (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of Class A Common Stock purchased pursuant to an Advance Notice delivered by the Company will be purchased at a price equal to (i) 98% of the VWAP of the shares of Class A Common Stock on the applicable date of delivery of the Advance Notice during regular trading hours on such date or (ii) 97% of the lowest daily VWAP of the shares of Class A Common Stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of Class A Common Stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

In connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in proceeds to us of $4.73 million on November 16, 2023. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

As required pursuant to the Second Amended and Restated Nomura Promissory Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to repay amounts outstanding under the Amended and Restated Nomura Promissory Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to repay amounts due under the Convertible Notes, if any, or be paid to the Company after the Convertible Notes are fully repaid. Pursuant to the Third Virage MTA Amendment, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return after the Convertible Notes are fully satisfied.

Pursuant to the Convertible Notes, Yorkville has the option, subject to certain limitations, of exchanging on one or more occasions all or part of the then outstanding balance under the note for shares of our Class A Common Stock at a conversion price equal to the lower of: (i) a fixed price equaling 120% of VWAP the day prior to the date of the closing of each tranche (the “Fixed Price”) or (ii) a variable price equaling 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the exchange (the “Variable Price”), but in no event may the variable price be lower than $0.15 per share (the “Floor Price” as lowered pursuant to the Yorkville Letter Agreement). With respect to the initial Convertible Note issued on November 15, 2023, the Fixed Price equals $8.0225 per share, with respect to the second Convertible Note issued on December 11, 2023, the Fixed Price equals $3.7136 per share, and with respect to the third Convertible Note issued on April 8, 2024, the Fixed Price equals $1.5050 per share.

Upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable, and the Company shall pay to Yorkville the principal and interest due thereunder. Events of default include, among others: (i) the Class A Common Stock shall cease to be quoted or listed for trading, as applicable, on any primary market for a period of ten (10) consecutive trading days (the Company is currently quoted and listed for trading on the NASDAQ) and (ii) failure to timely file with the SEC any periodic report on or before the due date of such filing as established by the SEC, including extensions under Rule 12b-25 under the Exchange Act. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other shares of Common Stock beneficially owned by Yorkville and its affiliates would exceed 9.99% of the outstanding shares of the Common Stock of the Company. If any time on or after November 14, 2023: (i) the daily VWAP is less than the Floor Price for ten consecutive trading days (“Floor Price Trigger”), (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”), or (iii) the Parent is in material breach of the Registration Rights Agreement, and such breach remains uncured for a period of twenty trading days, or the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1.5 million plus a 5.0% premium and accrued and unpaid interest. The Exchange Cap Trigger will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of Class A Common Stock pursuant to the transactions contemplated in the Convertible Note and the Yorkville SEPA in excess of 19.99% of the aggregate number of shares of Class A Common Stock issued and outstanding as of the effective date of the Yorkville SEPA (the “Exchange Cap”).

Yorkville, at its discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of Class A Common Stock to Yorkville at the Conversion Price in consideration of an offset of the Convertible Notes (“Yorkville Advance”). Yorkville, in its sole discretion, may select the amount of any Yorkville Advance, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation, does not exceed the Exchange Cap or the amount of shares of Class A Common Stock that are registered. As a result of a Yorkville Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Yorkville Advance.

The Company will control the timing and amount of any sales of shares of Class A Common Stock to Yorkville, except with respect to the conversion of the Convertible Notes. Actual sales of shares of Class A Common Stock to Yorkville as an Advance under the Yorkville SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s Class A Common Stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

The Yorkville SEPA will automatically terminate on the earliest to occur of: (i) the first day of the month following the 36-month anniversary of the date of the Yorkville SEPA, or (ii) the date on which Yorkville shall have made payment of Advances pursuant to the Yorkville SEPA for shares of Class A Common Stock equal to $250.0 million. The Company has the right to terminate the Yorkville SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Class A Common Stock need to be issued and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Notes. The Company and Yorkville may also agree to terminate the Yorkville SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer the Company’s respective rights and obligations under the Yorkville SEPA, and no provision of the Yorkville SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

The Yorkville SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the Yorkville SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of Class A Common Stock to Yorkville. The Company expects that any proceeds received from such sales to Yorkville will be used for working capital and general corporate purposes.

On April 8, 2024, the Company and Yorkville entered into the Yorkville Letter Agreement to: (1) reduce the Floor Price from $1.28 to $1.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to September 30, 2025. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13.0 million on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA. On May 2, 2024, the Company and Yorkville reached an agreement to: (i) reduce the Floor Price under the Yorkville SEPA from $1.00 to $0.50. On July 11, 2024, the daily VWAP for our Class A Common Stock had been below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger. On July 12, 2024, Yorkville agreed to extend the due date for the first Monthly Payment, due as a result of a Floor Price Trigger, to September 11, 2024. On August 13, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $0.50 to $0.15, thereby curing the Floor Price Trigger pursuant to the terms of the Yorkville SEPA. At the close of trading on October 18, 2024, the daily VWAP for the Company’s Class A Common Stock was below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger, as defined in the Convertible Notes. Pursuant to a letter agreement dated November 7, 2024, Yorkville has agreed that the first Monthly Payment, as defined in the Convertible Notes, would be due from the Company no sooner than December 18, 2024. The Convertible Notes became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligations.

During the three and nine months ended September 30, 2024, the Company sold 10,049,967 and 11,859,069 shares to Yorkville, respectively, pursuant to investor notices delivered under the Yorkville SEPA at prices between $0.15 and $0.84 per share, and the proceeds were used to: (i) reduce amounts owed under Yorkville Note #1 by $1.3 million and $53.6 thousand of principal and interest, respectively, for the three months ended September 30, 2024, and $1.8 million and $0.2 million of principal and interest, respectively, for the nine months ended September 30, 2024, and (ii) $1.4 million and $2.0 million of payment to reduce amounts owed under the Amended and Restated Nomura Promissory Note for the three and nine months ended September 30, 2024.

Assignment and Sale of Proceeds Agreement

On June 30, 2022, the Company entered into an Assignment and Sale of Proceeds Agreement (the “Assignment Agreement”) and a Recovery Services Agreement (the “Services Agreement” and collectively, the “Agreements”) with the Prudent Group (“Prudent”) in order to monetize up to $250.0 million of the value of the Company’s net recovery interest in Claim demand letters that the Company has commenced sending to insurers who admitted they had primary payer responsibility for the underlying accidents to the federal government (“Net Recovery Proceeds”). Pursuant to the Agreements, at the Company’s sole and absolute discretion, the Company has the right to direct Prudent to acquire, on a non-recourse basis, a percentage of Net Recovery Proceeds, up to an aggregate of $250.0 million, at a purchase price of 90% of Net Recovery Proceeds of such Claim.

Under the Services Agreement, the Company will service and recover on the demand letters and will retain any revenues generated in excess of the amount received from Prudent, plus up to an 18% annual return on the amount Prudent paid for Net Recovery Proceeds. Prudent may terminate the Services Agreement upon sixty (60) days prior written notice to the Company. The Company plans to utilize the Assignment Agreement as funding is needed. To date, the Company has not exercised its rights pursuant to the Services Agreement and does not anticipate doing so in the foreseeable future.

Actual results, including sources and uses of cash, may differ from our current estimates due to the inherent uncertainty involved in making those estimates and any such differences may impact the Company’s ability to continue as a going concern in the future. The expenditures associated with the development and launch of our additional recovery services and the anticipated increase in Claims recovery capacity are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risks and uncertainties are described in more detail in the “Risk Factors” section in the 2023 Form 10-K.

The Agreements that the Company entered into on June 30, 2022 with Prudent have been terminated effective August 13, 2024.

Investment Capacity Agreement

On September 27, 2021, the Company entered into an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare Claims recovery interests with its investment partner, Virage, which transactions may include the sale of Claims by MSP. The ICA provides that the maximum value of such Claims will be $3.0 billion.

When the Company takes an assignment, the Company takes an assignment of the entire recovery but often has a contractual obligation to pay the Assignor 50% of any recoveries. This 50% interest typically is retained by the Assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries, and the applicable Assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these Assignors, with the Company keeping the other 50% interest on any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing Assignors or new MSP Assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable Assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, the Company may receive certain fees, including a finder’s fee for identifying the recoveries and a servicing fee for servicing the Claims.

Pursuant to the ICA, the Company will assist Virage in acquiring these Retained Interests for a cash price. Virage will be paid the recovery generated from the purchased Retained Interests when received through litigation or settlements. The ICA is separate and distinct from the equity investment in the Company by VRM MSP (an affiliate of Virage).

The ICA has been terminated effective November 12, 2024.

Claims Financing Obligations

On March 29, 2023, the Company acquired a controlling interest in nine legal entities, whose sole assets are CCRAs, from Hazel. This is referred to as the “Claims Purchase.” The purchase price for the Claims Purchase was funded by (i) a purchase money loan between Hazel, as a lender, and the Company, as a borrower, in the amount of $250.0 million (the “Purchase Money Loan”) and (ii) proceeds from the sale of certain, separate CCRAs in the Claims Sale. See Note 4, Asset Acquisitions.

On February 20, 2015, a subsidiary of the Company entered into a Claims Proceeds Investment Agreement (“CPIA”) with a third-party investor to invest directly and indirectly in Claims, disputes, and litigation and arbitration Claims. For such investment, the Company assigned to the investor a portion of the future proceeds of certain Claims, albeit the Company remained the sole owner and assignee of rights to Claims because the investor was only acquiring rights to a portion of the proceeds of the Claims. The investor return was based on its investment ($23 million between the original and amended agreements) and an internal rate of return of 30% calculated from the Closing Date.

During the year ended December 31, 2022, the Company finalized an Amendment to the CPIA and a Warrant Agreement with the third-party, pursuant to which the parties have agreed to amend the original CPIA and required payment terms. See “Brickell Key Investments” within Note 10, Claims Financing Obligations and Notes Payable, for a description of the Claims financing obligations as amended.

Tax Receivable Agreement

Under the terms of the TRA, we generally will be required to pay to the Members, and to each other person from time to time that becomes a “TRA Party” under the TRA, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the TRA. The term of the TRA will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA or certain other acceleration events occur. Any payments made by us under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us, and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,
(in thousands)	2024	2023
Net cash used in operating activities	$(17,851)	$(31,533)
Net cash (used in) provided by investing activities	(2,361)	7,759
Net cash provided by financing activities	13,325	15,352
Net decrease in cash	(6,887)	(8,422)
Cash at beginning of year	11,633	15,081
Cash at end of period	$4,746	$6,659

Operating Activities

Net cash used in operating activities decreased by $13.7 million to $17.9 million for the nine months ended September 30, 2024 compared to net cash used in of $31.5 million for the nine months ended September 30, 2023. During the nine months ended September 30, 2024, net cash used in operating activities was impacted primarily by our net loss, $363.0 million of claims amortization expense, $203.4 million of paid-in-kind interest, change in fair value of warrant liability of $121.7 million, and an increase of $115.3 million of changes in working capital. Our cash flows used in operating activities is primarily related to payroll and professional services, which did not materially change from period to period.

Investing Activities

Net cash used in investing activities changed by $10.1 million to $2.4 million for the nine months ended September 30, 2024 compared to net cash provided of $7.8 million for the nine months ended September 30, 2023. During the nine months ended September 30, 2024, our cash used in investing activities related to the acquisition of additional CCRAs amounting to $2.2 million and $0.2 million of purchases to property, plant, and equipment.

Financing Activities

Net cash provided by financing activities decreased to $13.3 million for the nine months ended September 30, 2024 compared to $15.4 million net cash provided by financing activities for the nine months ended September 30, 2023. This is primarily due to $16.5 million of proceeds from debt financing and $2.0 million of proceeds from issuance of common stock, which are offset by $4.8 million repayments of the claims financing obligation, and $0.4 repayment of the related party loan.

Contractual Obligations, Commitments, and Contingencies

Based on claims financing obligations and notes payable agreements, as of September 30, 2024, the present value of amounts owed under these obligations were $638.3 million, including capitalized interest to date. In addition, as of September 30, 2024 and December 31, 2023, the Company has $13.2 million and $10.0 million of advances from Yorkville, respectively. The weighted average interest rate is 14.9% based on the current book value of $638.3 million with rates that range from 0.0% to 20.0%. The Company is expected to repay these obligations from cash flows from claim recovery income.

As of September 30, 2024, the minimum required payments on these agreements are $787.8 million. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

As of September 30, 2024, the Company has $1,077.1 million of guaranty obligations. On April 12, 2023, we entered into the Virage MTA Amendment pursuant to which the payment date was extended from May 23, 2023 until September 30, 2024, subject to acceleration upon certain triggering events. On November 13, 2023, the maturity date was extended to December 31, 2024. Under the Virage MTA Amendment, Virage will receive a first priority lien on all sources of revenue of the company not otherwise encumbered as of the date of the Virage MTA Amendment, to the extent in excess of the amount of revenues necessary to establish and maintain an operating reserve of $70 million for overhead expenses and applicable taxes. On July 24, 2023, the operating reserve was adjusted to $47.5 million and pursuant to the Second Virage MTA Amendment, the operating reserve was changed from $47.5 million to the budget of the Company (plus applicable taxes) plus 10%. On April 1, 2024, the Company entered into the Third Virage MTA Amendment which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM.

Critical Accounting Estimates

Our condensed consolidated financial statements and the related notes thereto included elsewhere in this Quarterly Report on Form 10-Q are prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

Our Critical Accounting Policies and Estimates are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies” in our 2023 Form 10-K, and there have been no material changes during the three and nine months ended September 30, 2024.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act that are designed to ensure that information required to be disclosed by us in reports that we file under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC’s rules and forms and that such information required to be disclosed by us in reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Internal Controls over Financial Reporting

Management, with the participation of our Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of our disclosure controls and procedures as of September 30, 2024. Based on that evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that our internal controls over financial reporting were not effective as of September 30, 2024, due to lack of completion of remediation of the material weaknesses identified in the 2023 Form 10-K related to human resources processes including the design and operation of controls over user access, IT change management over systems implementations, and the approval of payroll entries, and also material weaknesses over accounting for contract terminations, including accounting for the termination of vendor service contracts. Remediation of the aforementioned material weaknesses is in progress.

Management believes that the material weaknesses set forth above did not have an effect on our financial results.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

Investigations

As previously disclosed, on August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the Business Combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and Algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and Algorithms used to identify potential recoveries. The Company intends to fully cooperate with the SEC in responding to the subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office (“USAO”) in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary Algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. On July 18, 2024, the Company received an additional subpoena from the USAO, requesting documents related to a Company press release. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation (the United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant).

The Company has cooperated, and will continue to cooperate, fully with these inquiries. In connection with its review of the matters related to the preparation and filing of the 2022 Form 10-K, the Special Committee, along with external advisors retained thereby, also reviewed the subject matter of information requests related to the foregoing subpoenas received prior to June 2023. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that the investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

Cano Health, LLC

On July 7, 2023, the Company issued 7,960,001 shares of Class A Common Stock to Cano Health, LLC (“Cano”) as payment for $61.7 million in deferred compensation related to the following agreements, which the Company had the option to pay in cash or in stock and elected to pay in stock, of which (i) 3,225,807 shares of Class A Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Purchase Agreement, effective as of September 30, 2022, as amended to date, by and between the Company and Cano (“Cano Purchase Agreement”), and (ii) 4,734,194 shares of Class A Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Amended and Restated Claims Recovery and Assignment Agreement effective as of December 31, 2021, as amended to date, by and between the Company and Cano (“Cano CCRA”).

On August 10, 2023, the Company sued Cano in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for declaratory relief and anticipatory breach of the Cano CCRA, Cano Purchase Agreement, and a Service Agreement (collectively, the “Cano Agreements”) between the parties. On the same day, Cano sued the Company in the same court, alleging fraud in the inducement, breach of contract, tortious interference, and unjust enrichment relating to the Cano Agreements. The Company has a $5.0 million receivable outstanding from Cano; however, due to Cano’s Quarterly Report on Form 10-Q filings for the periods ending June 30, 2023 and September 30, 2023, which include a substantial doubt about Cano’s ability to continue as a going concern, and Cano’s subsequent filing of voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code on February 4, 2024, the Company established a reserve for the balance due under such receivable during 2023. These matters were automatically stayed as a result of Cano’s bankruptcy filing. As of July 2024, the Debtors’ Plan has been confirmed and declared effective. The automatic stay of litigation has been lifted and the parties anticipate the ongoing litigation to re-commence under a new scheduling order.

On January 4, 2024, Cano sued Simply Healthcare Plans, Inc. (“Simply”) and the Company and affiliated entities seeking a declaratory judgment to determine whether the Cano Purchase Agreement should be rescinded, and whether Cano or the Company have standing to recover on claims assigned to the Company against Simply under the Cano Purchase Agreement. Cano also seeks damages from Simply relating to the claims assigned to the Company under the Cano Purchase Agreement. The Company intends to vigorously assert its position in all Cano related litigation.

Item 1A. Risk Factors.

There have been no material changes to our principal risks that we believe are material to our business, results of operations, and financial condition, from the risk factors previously disclosed in the Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”). Prospective investors are encouraged to consider the risks described in our 2023 Form 10-K, our Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q and in our 2023 Form 10-K, and other information publicly disclosed or contained in documents we file with the Securities and Exchange Commission before purchasing our securities.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Recent Sales of Unregistered Securities

Virage Recovery Master LP (“VRM”)

During the quarterly period ended September 30, 2024, the Company issued warrants entitling Virage to purchase 91,033,992 shares of Class A Common Stock. On October 23, 2024, the Company also issued a warrant for the month of October 2024 entitling Virage to purchase 66,322,033 shares of Class A Common Stock.

Palantir Technologies, Inc. (“Palantir”)

During the quarterly period ended September 30, 2024, the Company issued 1,533,757 unregistered shares of Class A Common Stock to Palantir. On October 29, 2024, the Company issued an additional 2,761,904 unregistered shares of Class A Common Stock to Palantir.

YA II PN, Ltd. (“Yorkville”)

During the quarterly period ended September 30, 2024, the Company sold 10,049,967 shares to Yorkville pursuant to investor notices delivered under the Yorkville SEPA at prices between $0.15 and $0.50 per share, and the proceeds were used to: (i) reduce amounts owed under Yorkville Note #1 by $1.3 million and $53.6 thousand of principal and interest, respectively, and (ii) $1.4 million of payment to reduce amounts owed under the Amended and Restated Nomura Promissory Note.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1+	VRM Monthly Warrant dated July 1, 2024	10-Q	001-39445	10.14	August 14, 2024
4.2+	VRM Monthly Warrant dated August 1, 2024	10-Q	001-39445	10.15	August 14, 2024
4.3+	Note by and between Subrogation Holdings, LLC and Hazel Partners Holdings, LLC dated August 2, 2024	8-K	001-39445	4.1	August 8, 2024
10.1+	Yorkville SEPA Side Letter executed July 12, 2024	8-K	001-39445	10.1	July 18, 2024
10.2+	Form of Exchangeable Promissory Notes	8-K	001-39445	10.2	July 18, 2024
10.3ǂ	Letter Agreement by and between Subrogation Holdings, LLC; MSP Recovery, LLC; JRFQ Holdings, LLC; 4601 Coral Gables Property, LLC; MSP Recovery Claims, Series LLC - Series 15-09-321; and Hazel Partners Holdings, LLC dated August 2, 2024	8-K	001-39445	10.1	August 8, 2024
10.4+	Yorkville SEPA Side Letter executed August 13, 2024	10-Q	001-39445	10.13	August 14, 2024
10.5+	Letter agreement by Virage Recovery Master LP and Virage Capital Management LP dated September 6, 2024	8-K	001-39445	10.01	September 10, 2024
10.6ǂ	Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 2, 2024	8-K	001-39445	10.1	October 2, 2024
10.7*	Yorkville SEPA Side Letter executed November 7, 2024
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1#	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2#	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	Inline XBRL Instance Document–the instance document does not appear in the Interactive Data File as its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

+ Previously filed

# Furnished herewith.

ǂ Previously filed. Pursuant to Item 601(b)(2) of Regulation S-K, certain immaterial provisions of the agreement that would likely cause competitive harm to the Company if publicly disclosed have been redacted or omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MSP Recovery, Inc.

Date: November 14, 2024	By:	/s/ Francisco Rivas-Vásquez
Francisco Rivas-Vásquez
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)